UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )

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Rimage Corporation
(Name of Registrant as Specified In Its Charter)

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Rimage Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 944-8144

____________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held May 17, 2012
____________________

TO THE SHAREHOLDERS OF
RIMAGE CORPORATION:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Rimage Corporation, a Minnesota corporation, will be held on Thursday, May 17, 2012, at 3:30 p.m. (Minneapolis, Minnesota time), at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, for the following purposes:

1.	To elect seven (7) directors to serve until the next Annual Meeting of the Shareholders or until their respective successors have been elected and qualified;
2.	Cast an advisory vote on executive compensation; and
3.	To ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2012.

Only holders of record of Rimage Corporation’s common stock at the close of business on April 2, 2012 are entitled to notice of and to vote at the Annual Meeting or any adjournments thereof.

Each of you is invited to attend the Annual Meeting in person. Whether or not you plan to attend in person, please mark, date and sign the enclosed proxy, and mail it promptly. A return envelope is enclosed for your convenience.

By Order of the Board of Directors

Sherman L. Black
President and Chief Executive Officer

April 12, 2012

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE VOTE YOUR SHARES IN ONE OF THE WAYS DESCRIBED IN THE PROXY STATEMENT AS PROMPTLY AS POSSIBLE.

IMPORTANT NOTICE REGARDING AVAILABILITY
OF PROXY MATERIALS FOR THE
2012 ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD ON THURSDAY, MAY 17, 2012

We are making our proxy materials available electronically via the Internet. You may access the following proxy materials at www.rimagecorp.com by following the link for “Investors” and then “Annual Meeting Materials”:

—	Notice of 2012 Annual Meeting of Shareholders to be held on Thursday, May 17, 2012;
—	Proxy Statement for 2012 Annual Meeting of Shareholders to be held on Thursday, May 17, 2012; and
—	Annual Report on Form 10-K for the fiscal year ended December 31, 2011.

These proxy materials are available free of charge and will remain available through the conclusion of the Annual Meeting. Additionally, we will not collect information, such as “cookies,” that would allow us to identify visitors to the site.

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Rimage Corporation

7725 Washington Avenue South
Edina, Minnesota 55439
(952) 944-8144

____________________

proxy statement

____________________

Solicitation of Proxies

The accompanying Proxy is solicited on behalf of the Board of Directors of Rimage Corporation (“we” or “Rimage”) for use at the Annual Meeting of Shareholders to be held on May 17, 2012, at 3:30 p.m. (Minneapolis, Minnesota time) at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402, and at any postponements or adjournments thereof (the “Annual Meeting”). The mailing of this proxy statement to our shareholders commenced on or about April 12, 2012.

Cost and Method of Solicitation

This solicitation of proxies to be voted at the Annual Meeting is being made by our Board of Directors. The cost of this solicitation of proxies will be borne by us. In addition to solicitation by mail, our officers, directors and employees may solicit proxies by telephone or in person. We may also request banks and brokers to solicit their customers who have a beneficial interest in our common stock registered in the names of nominees and will reimburse such banks and brokers for their reasonable out-of-pocket expenses.

Voting

The total number of shares outstanding and entitled to vote at the Annual Meeting as of April 2, 2012 consisted of 10,203,426 shares of common stock, $0.01 par value. Each share of common stock is entitled to one vote. Only shareholders of record at the close of business on April 2, 2012 will be entitled to vote at the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the Annual Meeting, please complete, date, sign and return the enclosed proxy as promptly as possible (or follow instructions to grant a proxy to vote by means of telephone or internet) in order to ensure your representation at the Annual Meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must bring to the Annual Meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares. Additionally, in order to vote at the Annual Meeting, you must obtain from the record holder a proxy issued in your name.

Differences Between Shareholder of Record and Beneficial Owners

You are a shareholder of record if at the close of business on the record date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

You are a beneficial owner if at the close of business on the record date your shares were held by a bank, brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like many of our shareholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to only one of the proposals being presented to shareholders at the Annual Meeting.

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Record holders should review the additional information below under “Casting Your Vote as a Record Holder.”

Street name holders should review the additional information below under “Casting Your Vote as a Street Name Holder.”

Quorum and Voting Requirements

A quorum, consisting of a majority of the shares of common stock entitled to vote at the Annual Meeting, must be present, in person or by proxy, before action may be taken at the Annual Meeting.

Proposal 1 relates to the election of directors. Directors are elected by a plurality of the votes cast at the Annual Meeting by holders of common stock voting for the election of directors. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. If you withhold authority to vote for the election of one of the directors, it has the same effect as a vote against that director.

The affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote is required for approval of Proposal 2: Advisory Vote on Executive Compensation, and Proposal 3: Ratification of Independent Registered Pubic Accounting Firm. You may vote “FOR,” “AGAINST” or “ABSTAIN” on Proposals 2 and 3.

Abstentions will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but are not counted for the purposes of determining whether shareholders have approved that matter. Therefore, if you abstain from voting on Proposals 2 or 3, it has the same effect as a vote against that proposal. A “broker non-vote” occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on a proposal that requires a plurality of votes cast (Proposal 1) or the approval of a majority of the votes present in person or represented by proxy and entitled to vote (Proposals 2 and 3).

So far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

Casting Your Vote as a Record Holder

If you are the shareholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting. If you are a record holder and you vote your shares, the individuals named on the proxy card will vote your shares as you have directed. If you just sign and submit your proxy without voting instructions, your shares will be voted “FOR” each director nominee identified in Proposal 1, “FOR” each of Proposals 2 and 3.

Casting Your Vote as a Street Name Holder

If you are a street name holder and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your broker or nominee may vote your shares only on those proposals on which it has discretion to vote. Your broker is entitled to vote in its discretion on Proposal 3, the ratification of KPMG LLP as our independent registered public accounting firm for fiscal year 2012.

If you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote. This is sometimes called a “broker non-vote.” Brokers and nominees do not have discretionary authority to vote on:

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•	Proposal 1: Election of Directors or
•	Proposal 2: Advisory Vote on Executive Compensation.

As a result, if you hold your shares in street name and do not vote or do not provide voting instructions to your broker or nominee, no votes will be cast on your behalf on Proposals 1 or 2. Because of these broker voting rules, all street name holders are urged to provide instructions to their brokers or nominees on how to vote their shares at the Annual Meeting.

Make your vote count! Instruct your broker how to cast your vote!

If you hold your shares in street name, your broker will continue to have discretion to vote any uninstructed shares on Proposal 3: Ratification of Independent Registered Public Accounting Firm.

Revoking a Proxy

You may change your vote and revoke your proxy at any time before it is voted by:

■	Sending a written statement to that effect to the Secretary of Rimage Corporation;
■	Submitting a properly signed proxy card with a later date;
■	If you voted by telephone or through the Internet, by voting again either by telephone or through the Internet prior to the close of the voting facility; or
■	Voting in person at the Annual Meeting.

All shares represented by valid, unrevoked proxies will be voted at the Annual Meeting and any adjournment(s) or postponement(s) thereof. Our principal offices are located at 7725 Washington Avenue South, Edina, Minnesota 55439, and our telephone number is (952) 944-8144.

Annual Meeting and Special Meetings; Bylaw Amendments

This 2012 Annual Meeting of Shareholders is a regular meeting of our shareholders and has been called by our Board of Directors in accordance with our bylaws. Under our bylaws, special meetings of our shareholders may be held at any time and for any purpose and may be called by our President, Treasurer, two or more directors or by a shareholder or shareholders holding 10% or more of the voting power of all shares entitled to vote on the matters to be presented to the meeting, except that a special meeting for the purpose of considering any action to directly or indirectly facilitate or affect a business combination, including any action to change or otherwise affect the composition of the Board of Directors for that purpose, must be called by 25% or more of the voting power of all shares entitled to vote. The business transacted at a special meeting is limited to the purposes as stated in the notice of the meeting. For business to be properly brought before a regular meeting of shareholders, a written notice containing the required information must be timely submitted. For more information, please review our bylaws and the section of this proxy statement entitled “Shareholder Proposals for 2013 Annual Meeting.”

Our bylaws may be amended or altered by a vote of the majority of the whole Board at any meeting. The authority of the Board is subject to the power of our shareholders, exercisable in the manner provided by Minnesota law, to adopt or amend, repeal bylaws adopted, amended, or repealed by the Board. Additionally, the Board may not make or alter any bylaws fixing a quorum for meetings of shareholders, prescribing procedures for removing directors or filling vacancies in the Board of Directors, or fixing the number of directors or their classifications, qualifications, or terms of office, except that the Board may adopt or amend any bylaw to increase their number.

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OWNERSHIP OF VOTING SECURITIES BY PRINCIPAL HOLDERS AND MANAGEMENT

The following table sets forth certain information as of April 2, 2012 with respect to our common stock beneficially owned by (i) each director and each nominee for director, (ii) each person known to us to beneficially own more than five percent of our common stock, (iii) each executive officer named in the Summary Compensation Table (the “named executive officers”), and (iv) all current executive officers and directors as a group.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned (1)	Percent of Outstanding
Royce & Associates, LLC (2) 745 Fifth Avenue New York, NY 10151	1,206,258	11.8%
FMR LLC (3) 82 Devonshire Street Boston, MA 02109	1,111,192	10.9%
BlackRock, Inc. (4) 40 East 52nd Street New York, NY 10022	620,780	6.1%
Sparta Asset Management, LLC (5) One O’Hare Centre 6250 N. River Road, Suite 1000 Rosemont, IL 60018	540,559	5.3%
Sherman L. Black (6)(7)(8)(9)	239,325	2.3%
James L. Reissner (6)(7)	110,729	1.1%
Lawrence M. Benveniste (6)(7)	67,500	*
Philip D. Hotchkiss (6)	30,949	*
Thomas F. Madison (6)(7)	68,500	*
Steven M. Quist (6)(7)	67,017	*
Robert F. Olson (6)(7)	0	*
Kimberly K. Nelson (6)(7)	0	*
James R. Stewart (8)	43,550	*
Samir Mittal (8)	55,800	*
Christopher A. Wells (8)	53,800	*
Raymond R. Hood (8)	22,750	*
All current executive officers and directors as a group (9 persons)	759,920	7.1%

* Less than one percent

(1)	Includes the following number of shares that could be acquired within 60 days of April 2, 2012 upon the exercise of stock options: Mr. Black, 179,125 shares; Mr. Reissner, 62,000 shares; Mr. Benveniste, 62,000 shares; Mr. Hotchkiss, 26,449 shares; Mr. Madison, 57,000 shares; Mr. Quist, 62,000 shares; Mr. Olson, no shares; Ms. Nelson, no shares; Mr. Stewart, 17,750 shares; Mr. Mittal, 34,000 shares; Mr. Wells, 29,000 shares; Mr. Hood, no shares; and all current directors and executive officers as a group, 529,324 shares. Also includes the following number of shares that could be acquired within 60 days of April 2, 2012 upon vesting of restricted stock units granted to non-employee directors at the 2011 Annual Meeting of Shareholders after giving effect to deferral elections, if any: Mr. Reissner, 3,500 shares; Mr. Benveniste, no shares; Mr. Hotchkiss, 2,500 shares; Mr. Madison, 3,500 shares; Mr. Quist, no shares; and all non-employee directors as a group, 9,500 shares.
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(2)	Based on an Amendment No. 11 to Schedule 13G filed January 20, 2012.
(3)	Based on an Amendment No. 4 to Schedule 13G filed on February 14, 2012.
(4)	Based on an Amendment No. 2 to Schedule 13G filed on February 13, 2012.
(5)	Based on an Amendment No. 3 to Schedule 13G filed on February 9, 2012.
(6)	Currently serves as our director.
(7)	Nominated for election as a director.
(8)	Named executive officer.
(9)	Includes 14,000 shares held by the Cara L. Black Revocable Trust, of which Mr. Black’s spouse is the beneficiary and trustee.

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PROPOSAL 1:
ELECTION OF DIRECTORS

Seven directors will be elected at the Annual Meeting to serve until the next Annual Meeting of Shareholders or until their successors have been elected and shall qualify. Pursuant to our bylaws, we have set the number of directors at seven. Proxies cannot be voted for a greater number of persons than the number of nominees named. The Board of Directors has nominated for election the seven persons named below. Each nominee is currently a director of Rimage and all nominees except Mr. Olson and Ms. Nelson were elected by the shareholders at our 2011 Annual Meeting. Mr. Olson was elected to our Board of Directors effective January 7, 2012, and Ms. Nelson was elected to our Board of Directors effective March 26, 2012. Philip D. Hotchkiss, a director of Rimage since 2003, determined not to stand for re-election at this Annual Meeting.

The persons named in the accompanying proxy card intend to vote the proxies held by them in favor of the nominees named below as directors, unless otherwise directed. Should any nominee for director become unable to serve as a director for any reason, the proxies have indicated they will vote for such other nominee as the Board of Directors may propose. The Board of Directors has no reason to believe that any candidate will be unable to serve if elected and each has consented to being named a nominee.

We know of no arrangements or understandings between a director or nominee and any other person pursuant to which he has been selected as a director or nominee. There is no family relationship between any of the nominees, our directors or our executive officers.

Information Regarding Nominees

The process undertaken by the Governance Committee in recommending qualified director candidates is described below under “Corporate Governance – Director Nominations” on page 13 of this Proxy Statement. In recommending the following nominees, the Governance Committee found that all of our directors contribute to the Board’s effectiveness through their wealth of business experience, high quality backgrounds including demonstrated personal and professional ethics and integrity, commitment to Rimage and the work of the Board, and diversity of talent and experience.

Set forth below are the biographies of each director nominee, as well as a discussion of the specific experience, qualifications, attributes and skills that led to the conclusion that the nominee should serve as a director of Rimage at this time:

Sherman L. Black, age 47, was appointed as our Chief Executive Officer and a director effective January 1, 2010. Mr. Black first joined Rimage as our President and Chief Operating Officer effective April 1, 2009. Prior to joining Rimage, Mr. Black served in a variety of executive positions with Seagate Technology (Nasdaq: STX) over the prior twenty years. Seagate is a world leader in the design, manufacturing and marketing of hard disk drives and storage devices. From September 2008 until joining Rimage, Mr. Black served as Seagate’s Senior Vice President, Marketing and Strategy, of the Core Products Business Group. From November 2005 to August 2008, he served as General Manager and Senior Vice President of the Enterprise Storage business unit at Seagate and prior to that, Mr. Black served as Seagate’s Vice President of Global OEM Sales, Vice President of Business Development, and Vice President of Enterprise Product Line Management. Mr. Black earned a bachelor’s degree in electrical engineering from the University of Arkansas and a master’s degree in business administration from the University of Oklahoma. Mr. Black was a director of Compellent Technologies, Inc. (NYSE: CML) from July 30, 2009 until its acquisition by Dell International L.L.C. on February 22, 2011.

Mr. Black brings to the Board an in depth understanding of the data storage industry and has demonstrated executive leadership abilities, as well as a strong background in creating, communicating, executing and sustaining strategic initiatives. Additionally, Mr. Black’s role as our Chief Executive Officer gives him unique insights into our challenges, opportunities and operations.

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James L. Reissner, age 72, was appointed as a director of Rimage in 1998. Beginning in 2009, Mr. Reissner has served as the Chairman and Chief Executive Officer of Activar, Inc., a private holding company with portfolio companies in the industry segments of construction products, plastic products and industrial products. From January 1996 to 2009, he served as Activar’s President and Chief Executive Officer and served as the Chief Financial Officer of Activar from 1992 until becoming President. Mr. Reissner is currently a director of the following privately-held companies: Intek Plastics, Inc., Vermillion State Bank and Activar, Inc. He is also a trustee of Macalester College in St. Paul, Minnesota. Mr. Reissner also served as a director of MagStar Technologies, Inc. from October 2000 until it deregistered as a public company in February 2008.

Mr. Reissner brings strong executive management and financial management experience to the Board. In addition, the Board benefits from Mr. Reissner’s deep understanding of our business and our products, which he has acquired over thirteen years of service on our Board. Mr. Reissner is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Steven M. Quist, age 66, was appointed as a director of Rimage in 2000. From 1998 to 2003, he was the President and Chief Executive Officer of CyberOptics Corporation and a director of CyberOptics from 1991 to 2004. From 1992 to 1998, Mr. Quist was President of Rosemount, Inc., a subsidiary of Emerson Electric Company (NYSE: EMR). Since 2001, Mr. Quist has been a director of Data I/O Corporation (Nasdaq CM: DAIO). Mr. Quist is also a director for privately-held companies S2 Corporation and Nervonix, Inc.

Mr. Quist has held a variety of senior management positions in 28 years at Emerson Electric and has served as a Chief Executive Officer of a public company for 5 years. The Board has benefited from Mr. Quist’s significant business management experience, which includes extensive experience in technology and new product development, marketing, compensation and human resources, and corporate governance matters.

Thomas F. Madison, age 76, was appointed as a director of Rimage in 2001. Since January 1993, Mr. Madison has been the President and Chief Executive Officer of MLM Partners, a consulting and small business investment company. In 1994 and 1995, he was the Vice Chairman and Chief Executive Officer of Minnesota Mutual Life Insurance Company. From 1989 to 1993, Mr. Madison was the President of US West Communications – Markets. He was also the President and Chief Executive Officer of Northwestern Bell from 1985 to 1989. He recently rejoined the Board of Trustees of the University of St. Thomas, previously serving from 1981 until 1992. He has also served on the board of directors of Digital River, Inc. (Nasdaq GS: DRIV) since 1996. Mr. Madison also served as a director of Valmont Industries, Inc. (NYSE: VMI) from 1987 until his retirement in May 2010; as a director of CenterPoint Energy, Inc. from 2003 until his retirement in May 2011; and as a trustee on the board of trustees of Delaware Group Adviser Funds from May 1997 until his retirement in August 2011.

Mr. Madison’s extensive service as a director for public companies over the last twenty years, including serving as a lead director, committee chair and committee member, allows him to bring to our Board significant experience in public company governance and effective Board practices. Mr. Madison is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Lawrence M. Benveniste, age 61, has been a director of Rimage since 2003. Mr. Benveniste has been the Dean of Goizueta Business School of Emory University since July 2005. He was the Dean of the Carlson School of Management at the University of Minnesota from December 2001 to July 2005. From 2000 to 2001, he was Associate Dean for Faculty and Research at the Carlson School of Management and from 1999 to 2000, he was Chair of the Finance Department of the Carlson School of Management. Mr. Benveniste was the US Bancorp Professor of Finance from 1996 to 1999. Mr. Benveniste has served as a director of Alliance Data Systems Corporation (NYSE: ADS) since 2004. Mr. Benveniste holds a bachelor’s degree from the University of California at Irvine and a Ph.D. in mathematics from the University of California at Berkeley.

Mr. Benveniste has been studying, teaching and researching various aspects of public companies for over twenty years and this experience allows him to share with the Board his deep understanding of the capital markets and their interaction with public companies. Mr. Benveniste is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

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Robert F. Olson, age 55, as been a director of Rimage since January 7, 2012. Since December 2008, Mr. Olson also has been the Chairman and primary investor in Swift Knowledge, LLC, a business analytics software company focused on the banking and finance markets. Since February 2010, Mr. Olson also has owned and operated a winery in California. In 1991, Mr. Olson founded Stellent, Inc., an enterprise content management software company that was publicly-traded until it was sold to Oracle Corporation in 2006. Mr. Olson served as Stellent’s Chief Executive Officer from October 2000 to July 2001 and as its President and Chief Executive Officer from 1990 to October 2000 and from April 2003 until it was sold.

Mr. Olson’s previous work experience, particularly as the Chief Executive Officer of Stellant, Inc., will allow him to contribute to the Board’s understanding of the development and management of growing technology companies, particularly as we continue to expand into growing areas of technology. Mr. Olson is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Kimberly K. Nelson, age 44, has been a director of Rimage since March 26, 2012. Ms. Nelson has served as the Executive Vice President and Chief Financial Officer of SPS Commerce, Inc. since November 2007. Prior to joining SPS Commerce, Ms. Nelson served as the Finance Director, Investor Relations for Amazon.com from June 2005 through November 2007. From April 2003 until June 2005, she served as the Finance Director, Worldwide Application for Amazon.com’s Technology group. Ms. Nelson also served as Amazon.com’s Finance Director, Financial Planning and Analysis from December 2000 until April 2003.

Ms. Nelson’s qualifications to serve on our board include her management and leadership team experience in publicly-held technology companies SPS Commerce and Amazon.com.  In particular, Ms. Nelson brings to the Board business experience in the software-as-a-service model, which is a new business model for Rimage but one we expect to grow.  Ms. Nelson is also an audit committee financial expert as that term is defined under the rules of the Securities and Exchange Commission.

Voting Required

Under Minnesota law and our bylaws, directors are elected by a plurality of the votes cast by holders present and entitled to vote on the election of directors at a meeting at which a quorum is present. This means that since shareholders will be electing seven directors, the seven nominees receiving the highest number of votes will be elected. However, in an uncontested election (where, as at the Annual Meeting, the number of nominees does not exceed the number of directors to be elected), any nominee for directors who receives more votes “withheld” from his or her election than votes “for” his or her election is required under our Governance Guidelines to promptly tender his or her resignation following certification of the shareholder vote. Votes withheld from a nominee’s election do not include broker non-votes. The Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 90 days following certification of the shareholder vote. The Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K filed with the Securities and Exchange Commission. Any director who tenders his or her resignation as described above will not participate in the Governance Committee’s recommendation or Board action regarding whether to accept the resignation offer.

The Board of Directors Recommends
Shareholders Vote FOR the Election of Each Nominee
Identified in Proposal 1

_________________________________

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CORPORATE GOVERNANCE

Board Independence

The Governance Committee undertook a review of director independence in February 2012 as to all seven directors then serving and a review of the independence of Ms. Nelson at the time of her appointment in March 2012. As part of that process, the Governance Committee reviewed all transactions and relationships between each director (or any member of his or her immediate family) and Rimage, our executive officers and our auditors, and other matters bearing on the independence of directors. As a result of this review, the Governance Committee recommended and the Board of Directors affirmatively determined that each director is independent according to the “independence” definition of the Nasdaq Listing Rules, with the exception of Mr. Black. Mr. Black is not independent under the Nasdaq Listing Rules because he was employed by, and served as an executive officer of, Rimage in fiscal year 2011.

Committees of the Board of Directors and Committee Independence

The Board of Directors has established a Compensation Committee, an Audit Committee and a Governance Committee. The composition and function of these committees are set forth below.

Compensation Committee. The Compensation Committee operates under a written charter and reviews and approves the compensation and other terms of employment of our Chief Executive Officer and other executive officers of our company. Among its other duties, the Compensation Committee oversees all significant aspects of our compensation plans and benefit programs, including succession plans for executive officers. The Compensation Committee annually reviews and approves corporate goals and objectives for the compensation of the Chief Executive Officer and the other executive officers. The Compensation Committee also evaluates the Chief Executive Officer’s performance in light of relevant corporate performance goals and objectives, and implements the evaluation process for the Chief Executive Officer that is established by the Governance Committee. The Compensation Committee also administers our 2007 Stock Incentive Plan. In connection with its review of compensation of executive officers or any form of incentive or performance based compensation, the Committee will also review and discuss risks arising from our compensation policies and practices.

The charter of the Compensation Committee requires that this Committee consist of no fewer than two Board members who satisfy the requirements of the Nasdaq Stock Market, the “non-employee director” requirements of Section 16b-3 of the Securities Exchange Act of 1934, and the “outside director” requirements of Section 162(m) of the Internal Revenue Code. Each member of our Compensation Committee meets these requirements. A copy of the current charter of the Compensation Committee is available by following the link to “Corporate Governance” in the “Investors” section of our website at www.rimagecorp.com.

The members of the Compensation Committee during 2011 were Steven M. Quist (Chair), Philip D. Hotchkiss and Lawrence M. Benveniste. Robert F. Olson joined the Compensation Committee effective January 7, 2012. During 2011, the Compensation Committee met ten times, including one time in executive session without management present.

Governance Committee. The Governance Committee operates under a written charter and is charged with the responsibility of identifying, evaluating and approving qualified candidates to serve as directors of our company, ensuring that our Board and governance policies are appropriately structured, developing and recommending a set of corporate governance guidelines, overseeing Board orientation, training and evaluation, and establishing an evaluation process for the Chief Executive Officer. The Governance Committee is also responsible for the leadership structure of our board, including the composition of the Board and its committees, and an annual review of the position of chairman of the Board. As part of its annual review, the Governance Committee is responsible for identifying individuals qualified to serve as Chairman and making recommendation to the Board of Directors for any changes in such position. The Governance Committee also has responsibility for overseeing our annual process of self-evaluation by members of the committees and the Board of Directors as a whole.

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The charter of the Governance Committee requires that this Committee consist of no fewer than two Board members who satisfy the “independence” requirements of the Nasdaq Stock Market. Each member of our Governance Committee meets these requirements. A copy of the current charter of the Governance Committee is available by following the link to “Corporate Governance” in the “Investors” section of our website at www.rimagecorp.com. A copy of our current Governance Guidelines is also available in the “Investors” section of our website under “Corporate Governance”. The members of the Governance Committee during 2011 were Thomas F. Madison (Chair), James L. Reissner and Steven M. Quist. Kimberly K. Nelson joined the Governance Committee effective March 26, 2012. During 2011, the Governance Committee met five times.

Audit Committee. The Audit Committee assists the Board by reviewing the integrity of our financial reporting processes and controls; the qualifications, independence and performance of the independent auditors; and compliance by us with certain legal and regulatory requirements. The Audit Committee has the sole authority to retain, compensate, oversee and terminate the independent auditors. The Audit Committee reviews our annual audited financial statements, quarterly financial statements and filings with the Securities and Exchange Commission. The Audit Committee reviews reports on various matters, including our critical accounting policies, significant changes in our selection or application of accounting principles and our internal control processes. Under its charter, the Audit Committee exercises oversight of significant risks relating to financial reporting and internal control over financial reporting, including discussing these risks with management and the independent auditor and assessing the steps management has taken to minimize these risks. The Audit Committee also pre-approves all audit and non-audit services performed by the independent auditor.

The Audit Committee operates under a written charter and a copy of the current Audit Committee charter is available by following the link to “Corporate Governance” in the “Investors” section of our website at www.rimagecorp.com. During 2011, our Audit Committee consisted of four directors: Lawrence M. Benveniste (Chair), James L. Reissner, Philip D. Hotchkiss and Thomas F. Madison. Robert F. Olson joined the Audit Committee effective January 7, 2012 and Kimberly K. Nelson joined the Audit Committee effective March 26, 2012. During 2011, the Audit Committee met nine times, including four times in executive session without management present.

The Board of Directors has determined that all members of the Audit Committee are “independent” directors under the rules of the Nasdaq Stock Market and the rules of the Securities and Exchange Commission. Our Governance Committee and Board of Directors have reviewed the education, experience and other qualifications of each of the members of its Audit Committee. After review, upon recommendation of the Governance Committee, the Board of Directors has determined that each of Messrs. Benveniste, Madison, Reissner and Olson meet the Securities and Exchange Commission definition of an “audit committee financial expert.” The members of the Audit Committee also meet the Nasdaq Stock Market requirements regarding the financial sophistication and the financial literacy of members of the audit committee. A report of the Audit Committee is set forth below.

Board Leadership Structure

Currently, the leadership structure of Rimage’s board consists of a non-executive chairman of the board and three standing committees that are each led by a separate chair and consist of only directors that meet the independence requirement under the Nasdaq Listing Rules and the other similar requirements applicable to that committee. The Chief Executive Officer is a director, but does not serve as chairman and does not serve on any committee.

The Governance Committee believes that the current Board leadership structure is appropriate for Rimage at this time because it allows the Board and its committees to fulfill their responsibilities, draws upon the experience and talents of all directors, encourages management accountability to the Board, and helps maintain good communication among board members and with management.

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Board’s Role in Risk Oversight

Rimage faces a number of risks, including financial, technological, operational, strategic and competitive risks. Management is responsible for the day-to-day management of risks we face, while the Board has responsibility for the oversight of risk management. In its risk oversight role, the Board of Directors ensures that the processes for identification, management and mitigation of risk by our management are adequate and functioning as designed.

Our Board is actively involved in overseeing risk management and it exercises its oversight both through the full Board and through the three standing committees of the Board, the Audit Committee, the Compensation Committee and the Governance Committee. The three standing committees exercise oversight of the risks within their areas of responsibility, as disclosed in the descriptions of each of the committees above and in the charters of each of the committees.

The Board and the three committees receive information used in fulfilling their oversight responsibilities through Rimage’s executive officers and its advisors, including our legal counsel, our independent registered public accounting firm, and the compensation consultants we have engaged from time to time. At meetings of the Board, management makes presentations to the Board regarding our business strategy, operations, financial performance, fiscal year budgets, technology and other matters. Many of these presentations include information relating to the challenges and risks to our business and the Board and management actively engage in discussion on these topics. Each of the committees also receives reports from management regarding matters relevant to the work of that committee. These management reports are supplemented by information relating to risk from our advisors. Additionally, following committee meetings, the Board receives reports by each committee chair regarding the committee’s considerations and actions. In this way, the Board also receives additional information regarding the risk oversight functions performed by each of these committees.

Director Nominations

The Governance Committee will consider candidates for Board membership suggested by its members, other Board members, as well as management and shareholders. Shareholders who wish to recommend a prospective nominee should follow the procedures set forth in Section 3.14 of our bylaws as described in this Director Nominations section under “Shareholder Proposals for Nominees.” The Governance Committee has not adopted a formal policy for increasing or decreasing the size of the Board of Directors. Our Governance Guidelines provides that the Board should generally have between six and nine directors. The Governance Committee believes that a seven person Board of Directors is appropriate. At seven directors, the Board of Directors has a diversity of talent and experience to draw upon, is able to appropriately staff the committees of the Board and engage the directors in Board and committee service, all while maintaining efficient function and communication among members. If appropriate, the Board may determine to increase or decrease its size, including in order to accommodate the availability of an outstanding candidate.

Criteria for Nomination to the Board; Diversity Considerations. The Governance Committee is responsible for identifying, evaluating and approving qualified candidates for nomination as directors. The Governance Committee has not adopted minimum qualifications that nominees must meet in order for the Governance Committee to recommend them to the Board of Directors, as the Governance Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Rimage and the Board of Directors. The Governance Committee evaluates each prospective nominee against the standards and qualifications set out in our Governance Guidelines, including:

•	Background, including demonstrated high personal and professional ethics and integrity; and the ability to exercise good business judgment and enhance the Board’s ability to manage and direct our affairs and our business;
•	Commitment, including the willingness to devote adequate time to the work of the Board and its committees, and the ability to represent the interests of all shareholders and not a particular interest group;
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•	Board skills needs, in the context of the existing makeup of the Board, and the candidate’s qualification as independent and qualification to serve on Board committees;
•	Business experience, which should reflect a broad experience at the policy-making level in business, government and/or education; and
•	Diversity, in terms of knowledge, experience, skills, expertise, and other characteristics.

In considering candidates for the Board, including the nominees for election at the Annual Meeting, the Governance Committee considers the entirety of each candidate’s credentials with reference to these standards. The Governance Committee also considers such other relevant factors as it deems appropriate.

While the Governance Committee does not have a formal policy with respect to diversity, the Governance Committee does believe it is important that the Board represent diverse viewpoints within the context of these standards. As part of the nominee selection process for the Annual Meeting, the Governance Committee reviewed the knowledge, experience, skills, expertise, and other characteristics of our directors, who are each nominees for election at the Annual Meeting. The Governance Committee considered how each director contributed to the diversity of the Board. Based upon that review, the Governance Committee believes that the overall mix of their backgrounds contributes to a diversity of viewpoints that will enhance the quality of the board’s deliberations and decisions.

In reviewing prospective nominees, the Governance Committee reviews the number of public-company Boards on which a director nominee serves to determine if the nominee will have the ability to devote adequate time to the work of our Board and its committees. Under our Governance Guidelines, non-employee directors generally may not serve on more than four boards of other publicly owned companies, provided that the service does not adversely affect the director’s ability to perform his or her duties as a Rimage director.

The Governance Committee will consider persons recommended by the shareholders using the same standards used for other nominees.

Process for Identifying and Evaluating Nominees. The process for identifying and evaluating nominees to the Board of Directors is initiated by identifying a slate of candidates who meet the criteria for selection as a nominee and have the specific qualities or skills being sought based on input from members of the Board and, if the Governance Committee deems appropriate, a third-party search firm. The Governance Committee evaluates these candidates by reviewing the candidates’ biographical information and qualifications and checking the candidates’ references. One or more Governance Committee members will interview the prospective nominees in person or by telephone. After completing the evaluation, the Governance Committee makes a recommendation to the full Board of the nominees to be presented for the approval of the shareholders or for election to fill a vacancy.

Board Nominees for the 2012 Annual Meeting. The nominees for the Annual Meeting were selected by the Governance Committee in February 2012 using the standards identified in our Governance Guidelines that are discussed in this Director Nomination section under “Criteria for Nomination to the Board; Diversity Considerations.” In selecting Messrs. Madison and Reissner as nominees, the Governance Committee determined that, because of his demonstrated availability to the Board and valuable contributions as a Board member, it is in the best interests of Rimage and its shareholders to waive the provisions of our Governance Guidelines relating to maximum age of nominees. All nominees were elected by shareholders at our 2011 Annual Meeting except for Mr. Olson and Ms. Nelson. Mr. Olson and Ms. Nelson were identified as potential board candidates by our Chief Executive Officer and Chief Financial Officer, based upon the standards and criteria communicated by the Governance Committee that are described above in “Criteria for Nomination to the Board; Diversity Considerations.” Each of Mr. Olson and Ms. Nelson were evaluated by our Governance Committee in the manner described in “Process for Identifying and Evaluating Nominees.” After this evaluation, the Governance Committee recommended that each of Mr. Olson and Ms. Nelson be elected as a director. Based upon these recommendations, the Board of Directors elected Mr. Olson effective January 7, 2012 and elected Ms. Nelson effective March 26, 2012. We have not engaged a third-party search firm to assist us in identifying potential director candidates, but the Governance Committee may choose to do so in the future.

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Shareholder Proposals for Nominees. The Governance Committee will consider written proposals from shareholders for nominees for director. Any such nominations should be submitted to the Governance Committee c/o the Secretary of Rimage Corporation and should include the following information: (a) all information relating to such nominee that is required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (b) the name and record address of the shareholder and of the beneficial owner, if any, on whose behalf the nomination will be made, and (c) the class and number of shares of the corporation owned by the shareholder and beneficially owned by the beneficial owner, if any, on whose behalf the nomination will be made. As to each person the shareholder proposes to nominate, the written notice must also state: (a) the name, age, business address and residence address of the person, (b) the principal occupation or employment of the person and (c) the class and number of shares of the corporation’s capital stock beneficially owned by the person. To be considered, the written notice must be submitted in the time frame described in our bylaws and in the section of this proxy statement entitled “Shareholder Proposals for 2013 Annual Meeting.”

Board Attendance at Board, Committee and Annual Shareholder Meetings

During 2011, the Board of Directors met nineteen times. Each nominee for director attended at least 75% of the meetings of the Board and committees on which he served during 2011. The Board of Directors regularly meets in executive session without the presence of members of management, including the Chief Executive Officer. We do not have a formal policy on attendance at meetings of our shareholders. However, we encourage all Board members to attend all meetings, including the annual meeting of shareholders. All six directors then serving attended the 2011 Annual Meeting of Shareholders.

Continuing Education

We have adopted a policy encouraging all Board members to seek out opportunities for further education on governance and public-company matters. During 2011, three members of the Board of Directors attended one or more such programs.

Communications With Directors

Shareholders may communicate with members of the Board by sending an e-mail to chair.director@rimage.com or by directing the communication in care of the Governance Committee Chair c/o Corporate Secretary, at the address set forth on the front page of this proxy statement. All communications will be received and processed by the Corporate Secretary. You will receive a written acknowledgement from the Corporate Secretary upon receipt of your communication.

Code of Ethics

We have adopted a code of ethics that applies to all directors, officers and employees, including its principal executive officer, principal financial officer and controller. This code of ethics is included in our Code of Ethics and Business Conduct which is publicly available by following the link to “Corporate Governance” in the “Investors” section of our website at www.rimagecorp.com.

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REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The following report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

In accordance with its Charter, the Audit Committee has reviewed and discussed our audited financial statements with management. The Audit Committee has discussed with KPMG LLP, our independent registered public accounting firm, (i) the matters required to be discussed by SAS No. 61 (Communication with Audit Committees) which includes, among other items, matters related to the conduct of the audit of our financial statements, (ii) the written disclosures required by Independence Standards Board Standard No. 1 (which relates to the firm’s independence from us and our related entities), and (iii) the independence of KPMG LLP from us.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board that our audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ending December 31, 2011.

By the Audit Committee of the Board of Directors:

Lawrence M. Benveniste (Chair)
Philip D. Hotchkiss
Thomas F. Madison
Robert F. Olson
James L. Reissner

EXECUTIVE OFFICERS

Set forth below is biographical and other information for our executive officers. Information about Mr. Sherman L. Black, our President and Chief Executive Officer, may be found in this proxy statement under the heading “Election of Directors.”

James R. Stewart, age 55, joined Rimage on July 26, 2010 and was appointed as our Chief Financial Officer effective August 6, 2010. Prior to joining Rimage, Mr. Stewart served as the Chief Financial Officer of Comm-Works Incorporated, a privately-held provider of voice and data infrastructure services located in Minneapolis Minnesota, since 2006.  In his role as the Chief Financial Officer, Mr. Stewart was responsible for the leadership of Comm-Works’ financial operations, provided financial and strategic planning leadership, and led Comm-Works in various acquisitions and lender refinancing.  From 2003 to 2006, Mr. Stewart served as the Senior Vice President Finance H.R. Solutions for Ceridian Corporation, a publicly held information services company principally serving the human resource, transportation and retail markets.  While at Ceridian Corporation, Mr. Stewart supervised a large staff and was responsible for finance matters in Ceridian’s human resource solutions business segment, including financial planning, analysis, and reporting for that business segment, general accounting, pricing, contracts, billing, accounts receivable and payable, finance systems, and client funds management and facilities.  From 2001 to 2003, Mr. Stewart was the Chief Financial Officer of Optical Solutions, Inc., a venture-backed private company that marketed and manufactured passive optical access solutions that was acquired by Calix, Inc. in 2005.  While at Optical Solutions, Mr. Stewart led two successful rounds of financing, including providing presentations to investors.  He also led an effort to reduce cash utilization, negotiated key manufacturing relationships, developed compensation programs, and established corporate financial policies and procedures.  Mr. Stewart has a masters of business administration degree and a bachelor of science degree in accounting and finance, both from the University of Minnesota in Minneapolis, Minnesota.

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Samir Mittal, 43, was appointed as our Senior Vice President and Chief Technology Officer effective September 14, 2009. Prior to joining Rimage, Mr. Mittal was senior core team leader for the Business Critical Products Group of Seagate Technology (NasdaqGS: STX) from July 2008. From April 2006 to June 2008, he was senior director of the Servo Engineering Department at Seagate’s Twin Cities operation and from February 2005 to March 2006, was a director of the Servo Engineering Department. From July 2001 to January 2005, Mr. Mittal also held various engineering positions at Seagate. Mr. Mittal graduated from the University of Delhi, India with a bachelor’s degree in engineering, and earned his masters of science degree from the University of Maryland. In 1998, Mr. Mittal also earned his Ph.D. from Ohio State University specializing in the design and control of electro-mechanical systems.

Christopher A. Wells, 41, was appointed as our Senior Vice President and General Manager, Disc Publishing on December 15, 2011. Mr. Wells was originally hired as our Vice President, Marketing on December 1, 2009 and was appointed as our Senior Vice President, Marketing and Strategy, an executive officer position, on October 25, 2010. Prior to joining Rimage, Mr. Wells served as Vice President, Corporate Development and Planning of W.W. Grainger, Inc. (NYSE: GWW), a supplier of facilities maintenance products, from December 2007. From December 2006 to December 2007, Mr. Wells was the Vice President, Strategic Planning at Grainger. In his role as Vice President, Mr. Wells was responsible for developing Grainger’s mergers and acquisitions process and leading Grainger’s strategic planning process. From 2004 to 2006, Mr. Wells was the Vice President of Global Marketing and Strategy for the Rosemount Measurement Division of Emerson Electric Company (NYSE: EMR), a designer and supplier of measurement, control and diagnostic instrumentation for process industries. While at Emerson, Mr. Wells was responsible for worldwide marketing, business development, acquisitions, e-business, training and strategy. From 2002 to 2004, he was the Vice President of Technology for the Rosemount Measurement Division of Emerson Electric. From 1997 to 2002, Mr. Wells also held various management positions at Emerson. Mr. Wells graduated from the University of Illinois in Urbana, Illinois with a bachelor’s degree in mechanical engineering. In 1997, Mr. Wells also earned his master’s degrees in business administration and engineering management from Northwestern University in Evanston, Illinois.

Raymond R. Hood, 52, was appointed as our Senior Vice President and General Manager, Qumu on October 10, 2011. Prior to his appointment, Mr. Hood served as the Chief Executive Officer of Qumu, Inc. from September 2007 until it was acquired by Rimage. As the Chief Executive Officer, Mr. Hood was responsible for all aspects of Qumu’s business including strategy, product development, sales and marketing, finance, and capital raising transactions. Prior to joining Qumu, Mr. Hood was the founder and managing partner of Rodin Management LLP, a technology buy-out firm. From June 2005 to June 2007, Mr. Hood served as the President and Chief Executive Officer of SensorLogic, Inc., a privately held software company that provided an on-demand platform for the management and control of remote assets and equipment. Mr. Hood graduated from the Wharton School at the University of Pennsylvania with a bachelor’s degree in economics.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following discussion and analysis describes our compensation objectives and policies as applied to the following executive officers who are referred to in this proxy statement as the named executive officers:

•	Sherman L. Black, who served as our President and Chief Executive Officer during 2011
•	James R. Stewart, who served as our Chief Financial Officer during 2011
•	Samir Mittal, who served as our Senior Vice President and Chief Technology Officer during 2011
•	Christopher A. Wells, who served as our Senior Vice President, Marketing and Strategy during most of 2011 and began serving as our Senior Vice President and General Manager, Disc Publishing in December 2011
•	Raymond R. Hood, who was appointed as our Senior Vice President and General Manager, Qumu effective October 10, 2011
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This section is intended to provide a framework within which to understand the actual compensation awarded to, earned or held by each named executive officer during 2011, as reported in the compensation tables and accompanying narrative sections appearing on pages 29 to 35 of this proxy statement.

Executive Summary

In 2011, we continued the process of transforming Rimage into a higher-performing business, focusing on initiatives that further our goals of transforming Rimage into a solutions-based company and generating new revenue streams. With these changes in Rimage’s business, the Compensation Committee structured our compensation programs for 2011 to ensure they supported our business initiatives and provided incentives to high performance. Highlighted below are some of the key compensation-related decisions and policies approved by the Compensation Committee relating to 2011 compensation to the named executive officers:

•	Salary Increases. In February 2011, the Compensation Committee approved modest increases of 3% in base salary for selected named executive officers where merited by individual performance and information regarding competitive pay for the position. The increases were effective April 1, 2011 in order to provide us with cost savings in the first half of the year.
•	Performance-Based Incentives. Our compensation policies and practices during 2011 were heavily influenced by a focus on pay for performance.
•	Our executive compensation programs are designed to deliver high levels of compensation to the named executive officers only when they individually deliver, and we as a company deliver, high performance.
•	As with past years, we adopted a cash incentive compensation program for 2011 (the “2011 Incentive Plan”) through which the named executive officers were eligible to earn cash incentive compensation based upon achievement of specific financial performance and strategic business goals for 2011. The financial performance goals related to sales and operating income as a percentage of sales. The strategic business goals relate to development of new sources of revenue, either through our online publishing solution or a strategic acquisition. The Compensation Committee believes these financial performance and strategic business goals were critical to the success of our process of transforming Rimage into a higher-performing business because they encourage cost-effective and timely execution of initiatives to strengthen our core business and develop new revenue streams.
•	In determining the payouts to the named executive officers under the 2011 Incentive Plan, the Compensation Committee exercised its discretion by adjusting downward Qumu’s revenue in the previous twelve months by approximately $2.8 million and accordingly, payouts to the named executive officers were based on this lesser revenue amount. The Compensation Committee made this adjustment to reflect the fact that Qumu’s revenue from October 2011 to December 31, 2011 was less than expected by approximately $2.8 million. The Compensation Committee believes that the adjustment was consistent with its philosophy of ensuring that the named executive officers receive high levels of compensation only when we deliver high performance.
•	The Compensation Committee believes that variable, incentive-based compensation should constitute a meaningful portion of overall compensation for the named executive officers and that as a named executive officer assumes greater responsibility, a larger portion of their total cash compensation should become dependent on company-wide performance. For example, amounts earned by Mr. Black under the 2011 Incentive Plan based upon achievement of our performance goals represented 49.6% of his total cash compensation and 24.8% of his total compensation.
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•	Compensation Policies for 2011. In 2011, we maintained and further implemented the compensation policies we developed in 2010 and we also maintained several long-standing compensation practices that we believe contribute to good governance.
•	We added an expanded recoupment or “clawback” provision to the Second Amended and Restated Stock Incentive Plan that was approved at the 2011 Annual Meeting. Additionally, we added clawback provisions to the cash incentive compensation program we adopted for 2011. These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.
•	We have established specific stock ownership guidelines for executive officers and directors. Our stock ownership guidelines, along with the terms of our equity awards, encourage our executive officers and directors to build and maintain an ownership interest in us.
•	Our compensation consultant is retained directly by and reports to the Compensation Committee. Our compensation consultant does not provide any services to individual members of management and had no prior relationship with our Chief Executive Officer or any other executive officer.
•	Our agreements with executive officers provides for payments only in cases of termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason. The agreement does not provide for “tax gross-up” payments. The post-termination benefits under the letter agreement are also conditioned upon compliance with the non-disclosure and non-competition agreements we have with the executive officers.

Our Compensation Philosophy

Our philosophy with respect to the compensation of executive officers is based upon the following principles:

•	Executive base compensation levels should be established by comparison of job responsibility to similar positions in comparable companies and be adequate to retain highly-qualified personnel; and
•	Variable compensation should be established to provide incentive to improve performance and shareholder value.

The Compensation Committee reviews our compensation philosophy and our compensation programs regularly (no less than annually). The Compensation Committee’s review is two-fold: first, to ensure our philosophy and programs meet our objectives of providing compensation that attracts and retains superior executive talent and encourages our executive officers to achieve our business goals and second, to identify changes and trends in executive compensation policies and practices.

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2011 Compensation Elements and Determinations

The Compensation Committee followed the guiding principles outlined above in the development and administration of compensation programs for the named executive officers. During 2011, the components of our executive compensation programs consisted of the following:

•	Base salary;
•	Cash incentive compensation delivered through the 2011 Incentive Plan; and
•	Long-term equity compensation delivered through stock option and restricted stock awards under the 2007 Plan.

The named executive officers were also eligible to participate in the same benefit programs as were available to our other employees. Because the Compensation Committee does not believe that personal benefits or perquisites are appropriate as a significant element of compensation, the value of perks to any named executive officer was less than $10,000 in 2011.

In addition to selecting the components of compensation, the Compensation Committee also determined the relative weight of each component for each of the named executive officers.  Performance-based, variable compensation is intended to be a meaningful portion of overall compensation. For 2011, the Compensation Committee continued its practice of weighting this type of compensation more heavily than fixed compensation, such as base salary.

2011 Base Salaries

On February 23, 2011, the Compensation Committee recommended, and the Board of Directors approved, a three percent increase in the annual base salaries of Messrs. Stewart, Mittal and Wells.  Accordingly, for 2011, Mr. Stewart’s annual base salary was set at $231,750, Mr. Mittal’s annual base salary was set at $228,094 and Mr. Wells’ annual base salary was set at $216,300, with the increases effective April 1, 2011.  The base salary of Mr. Black was not changed from the $375,000 amount set by the Compensation Committee when Mr. Black was appointed to our Chief Executive Officer effective January 1, 2010. These modest increases in base salaries were consistent with the Compensation Committee’s philosophy of delivering significant compensation primarily through variable, performance-based forms of cash and equity incentive compensation.

At the time Mr. Hood was hired as our Senior Vice President, the Compensation Committee determined each element of his compensation, including base salary, based upon the information the Compensation Committee used in determining the base salaries of other executive officers. See “Compensation Information and How it is Used in the Determining Compensation” below for an explanation of this information and how the Compensation Committee used it in 2011 to determine compensation. The Compensation Committee determined that Mr. Hood’s annual base salary would be set at $300,000.

2011 Incentive Plan

On February 23, 2011, the Compensation Committee approved and the Board of Directors ratified the establishment of the 2011 Incentive Plan, including the minimum, target and maximum goals under the 2011 Incentive Plan and the cash incentive pay that the named executive officers then serving could earn under the 2011 Incentive Plan based upon percentages of their respective salaries. Because Mr. Hood was hired in October 2011, he was not eligible to participate in the 2011 Incentive Plan.

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Under the 2011 Incentive Plan, the Compensation Committee determined minimum, target and maximum quarterly and annual performance goals for our executive officers then serving.  The 2011 quarterly and annual performance goals relate to sales and operating income as a percentage of sales, weighted 60%. The remaining 40% of the incentive opportunity related to the strategic business goal of developing new revenue streams. The strategic business goal could be achieved through (i) booked revenue as a result of our commercialization of an online publishing solution or (ii) last twelve months’ revenue acquired as part of the completion of a strategic acquisition.   The 2011 quarterly and annual performance goals related to sales and operating income as a percentage of sales are in the form of matrices for each period of incrementally increasing sales and incrementally increasing operating income as a percentage of sales.  Under each matrix, the target amounts of both sales and operating income as a percentage of sales must be met in order to result in a payout at the target level for that period. The Compensation Committee also set the minimum, target and maximum revenue amounts that would determine the achievement of the strategic business goal relating to new revenue streams. Under the 2011 Incentive Plan, the maximum incentive amount that may be achieved for any period by any participant will not exceed two times his or her incentive amount at the target level, even if actual performance exceeds the maximum for the performance goals.  Further, no incentive amount will be earned by any participant for a quarter or for the year if the minimum goals for that period are not achieved.  If performance is between any of the targets for sales or operating income as a percentage of sales, incentive amounts will be interpolated.  All incentive amounts earned in 2011 were paid in the first quarter of 2012 and an executive officer must have been employed by us as of December 31, 2011 and as of the payment date in order to receive payout of any incentive amounts earned during the year unless termination of employment is due to death, disability or follows a change in control.  Additionally, all incentive payments are subject to “clawback” to the extent required by federal law.

The following chart shows the incentive opportunity, as a percentage of the named executive officer’s salary, that may have been earned by the named executive officers under the 2011 Incentive Plan upon our achievement of the target and maximum goals relating to sales and operating income, assuming achievement at the target or maximum level for each quarter and for the year, and achievement of the target and maximum level of revenue for the strategic business goal.

	Incentive Opportunity Under 2011 Incentive Plan As a Percentage of Base Salary
Named Executive Officer	Target Goals Achieved	Maximum Goals Achieved
Sherman L. Black	75%	150%
James R. Stewart	50%	100%
Samir Mittal	50%	100%
Christopher A. Wells	50%	100%

Below is a table showing the target goals established under the 2011 Incentive Plan for revenue and operating income as a percentage of sales for each quarterly and annual period, our actual performance for 2011 as compared to these goals, and the percentage by which our actual performance exceeded or was less than target for each period. Under each matrix, the target amounts of both sales and operating income as a percentage of sales must be met in order to result in a payout at the target level for that period.

Measurement Period	Target Sales (in millions)	Actual/ Adjusted Sales (in millions)	% Above or (Below) Target	Target Operating Income as a Percentage of Sales	Actual/ Adjusted Operating Income as a Percentage of Sales	% Above or (Below) Target
First Quarter 2011	$19.6	$21.5	9.7%	5.4%	10.8%	200%
Second Quarter 2011	$20.1	$20.2	0.5%	5.1%	9.0%	176%
Third Quarter 2011	$22.3	$20.3	(9.0)%	15.8%	12.6%	(20.3)%
Fourth Quarter 2011	$21.2	$19.9	(6.1)%	12.1%	13.6%	12.4%
Fiscal Year 2011	$83.2	$81.9	(1.6)%	9.8%	11.0%	12.2%

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The Compensation Committee intended the target amounts for both the financial performance and strategic business goals to simultaneously encourage high financial performance in our existing business and to develop new sources of revenue, which is part of our continuing process of transforming Rimage into a higher performing business. Accordingly, the Compensation Committee set the 2011 sales and operating income as a percentage of sales targets at approximately the same levels as were achieved in 2010. In determining the third and fourth quarter 2011 and fiscal year 2011 sales and operating income as a percentage of sales for the purposes of the 2011 Incentive Plan, the Compensation Committee excluded the financial performance of Qumu and Qumu related transaction costs; these adjusted amounts of sales and operating income as a percentage of sales are reflected in the table above. The Compensation Committee also set the revenue targets for our strategic business goal with the recognition that the minimum amount should be more than nominal, the target amount should be reasonable for a new revenue stream, and the maximum amount should be difficult to achieve. In connection with our strategic acquisition of Qumu in October 2011, we acquired revenue of approximately $13.7 million, measured over the twelve previous months. However, the Compensation Committee determined that, for the purposes of the 2011 Incentive Plan, Qumu’s revenue in the previous twelve months should be adjusted downward to reflect the fact that Qumu’s revenue from October 2011 to December 31, 2011 was less than expected by approximately $2.8 million. Accordingly, Qumu’s revenue over the previous twelve months was reduced from $13.7 million to $10.9 million. Taking into account this adjustment, Qumu revenue resulted in achievement of approximately 154.5% of the target amount for the strategic business goal. This compares to achievement of 169% of the target amount if no adjustment were made in Qumu’s revenue in the previous twelve months.

Based on our results for each fiscal quarter and fiscal year 2011, the named executive officers earned the following amounts under the 2011 Incentive Plan:

	Named Executive Officer and Payout Attributable to Measurement Period
Measurement Period	Sherman L. Black	James R. Stewart	Samir Mittal	Christopher A. Wells
Sales/Operating Income as a Percentage of Sales
First Quarter 2011	$46,575	$19,189	$18,886	$17,910
Second Quarter 2011	$35,691	$14,704	$14,472	$13,724
Third Quarter 2011	$9,365	$3,859	$3,798	$3,601
Fourth Quarter 2011	$23,541	$9,699	$9,546	$9,052
Fiscal Year 2011	$80,325	$33,093	$32,572	$30,888
Total Sales/Operating Income as a Percentage of Sales	$195,497	$80,544	$79,274	$75,175
Revenue from Strategic Acquisition	$173,812	$71,611	$70,481	$66,837
Total	$369,309	$152,155	$149,755	$142,012
Percent of 2011 Base Salary	98.5%	65.7%	65.7%	65.7%

2011 Equity Awards

On May 11, 2011, the date of the 2011 Annual Meeting of Shareholders, the Compensation Committee granted stock options and restricted stock to the then-serving named executive officers in respect of performance in 2010. These awards are subject to our standard form of stock option agreement and our standard form of restricted stock award agreement, as well as the terms and conditions of the 2007 Plan. The following table shows the stock options and restricted stock awards to each of the named executive officers that were employed by us on May 11, 2011:

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Named Executive Officer	Number of Shares of Stock Underlying Stock Option	Shares of Restricted Stock
Sherman L. Black	16,500	15,400
James R. Stewart	6,000	5,600
Samir Mittal	6,000	5,600
Christopher A. Wells	6,000	5,600

For 2011, the Compensation Committee determined that restricted stock should become a greater component of equity awards because restricted stock awards allow Rimage to deliver equity value to the named executive officers with a smaller dilutive impact to shareholders, aligns the interests of the named executive officers more closely with those of our shareholders, and provide a means of ensuring equity ownership in Rimage, which further aligns the interests of our executives with shareholders. The Compensation Committee also determined that roughly 70% of the award value should be delivered through restricted shares and the remaining 30% should be delivered in the form of stock options, with the stock option shares converted into restricted shares based on a 2.5 conversion ratio. For 2011, the Compensation Committee also somewhat increased the overall value of the equity awards to each of the named executive officers in order to make this element of compensation more competitive.

In October 2011, the Compensation Committee determined to allow an exception to a portion of our equity granting policy and make awards to the executive officers at that time in lieu of awards at the 2012 Annual Meeting in May 2012 for 2011 performance and at the 2013 Annual Meeting in May 2013 for 2012 performance. The Compensation Committee determined that it was appropriate to make an exception to this portion of the equity granting policy in order to more closely align management’s incentives with our future growth and to aid in retention. In accordance with our equity granting policy, the October 2011 awards were granted effective November 1, 2011, the first day of the next open window period. The following table shows the stock options and restricted stock awards to each of the named executive officers, other than Mr. Hood, on November 1, 2011:

Named Executive Officer	Number of Shares of Stock Underlying Stock Option	Shares of Restricted Stock
Sherman L. Black	33,000	30,800
James R. Stewart	12,000	11,200
Samir Mittal	12,000	11,200
Christopher A. Wells	12,000	11,200

The value delivered to the named executive officers in these stock option and restricted stock awards reflected both the performance during 2011 of our core disc publishing business and, in particular, the achievement of the strategic acquisition of Qumu, as well as the value of awards over a two year period.

Accordingly, because of the exception made by the Compensation Committee in October 2011, the Compensation Committee does not anticipate granting equity awards to our executive officers at the time of the 2012 Annual Meeting of Shareholders in May 2012 or at the time of the 2013 Annual Meeting of Shareholders in May 2013.

In connection with hiring Mr. Hood at the time of the closing of the Qumu transaction, we granted him a option to purchase 150,000 shares of our common stock as an inducement to join Rimage. The Compensation Committee believes that this award aligns both Mr. Hood’s short-term and long-term efforts with our success and the success of the Qumu transaction. The stock option was granted outside of the 2007 Plan, as an “inducement award” pursuant to Nasdaq Listing Rules. The options has an exercise price equal to the closing price of our common stock as reported by the Nasdaq Stock Market, vests in four equal installments on each of the first four anniversaries of the date of grant, and has a term of seven years. In other respects, the option was structured to mirror the terms of options granted under the 2007 Plan.

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Compensation Information and How it is Used in Determining Compensation

The Compensation Committee used information from a variety of sources in determining compensation for the named executive officers for 2011.

•	Compensation Consultant. The Compensation Committee engaged a compensation consultant, Radford, an Aon Hewitt Company, with respect to 2011 compensation of executives, non-executive employees and directors.
•	Radford was engaged by and reported to the Compensation Committee for all of its work. Radford provided no professional services to individual members of management and had no prior relationship with our Chief Executive Officer or any other executive officer.
•	With respect to its work on executive compensation, the Compensation Committee asked Radford to conduct an assessment of our executive compensation program as to all elements of pay – base salary, short-term cash incentive and long-term equity incentive. Radford was also asked to assessed how our pay and pay practices compared to a peer group selected by our Compensation Committee and for advice on strategies to ensure alignment of compensation with our compensation philosophy. Radford also assisted our Compensation Committee with the development of salary structures for non-executive employees and competitive market intelligence on executive compensation, director compensation and non-executive employee compensation.
•	As a secondary source of information, Radford provided the Committee with surveys of compensation in the broader high technology industry and ongoing access to compensation databases and data.
•	Input from Management. In determining compensation for named executive officers, other than the Chief Executive Officer, the Compensation Committee solicits input from the Chief Executive Officer regarding the duties and responsibilities of the other executive officers and the results of performance reviews. The Chief Executive Officer also recommends to the Compensation Committee the base salary for all named executive officers, the awards under the cash incentive compensation program, and the awards under the long-term equity program. The Chief Executive Officer also recommended to the Compensation Committee the financial performance goals under the 2011 Incentive Plan. No named executive officer, other than the Chief Executive Officer, has a role in establishing executive compensation. From time to time, the named executive officers are invited to attend meetings of the Compensation Committee. However, no named executive officer attends any executive session of the Compensation Committee or is present during deliberations or determination of such named executive officer’s compensation.
•	CEO Performance Review. Annually, our Governance Committee establishes and oversees a process for the evaluation of the performance of the Chief Executive Officer by the whole Board, including a self-assessment by the Chief Executive Officer. The Compensation Committee then considers the results of that performance review in determining compensation of the Chief Executive Officer.

With Radford’s assistance, the Compensation Committee developed a benchmarking system for base salary, short-term cash incentive compensation, total cash compensation (base salary and short-term cash incentive compensation), long-term equity incentives and total direct compensation (total cash compensation plus long-term equity incentive values). Within this framework, the Compensation Committee was able to consider competitive conditions for all elements of executive compensation against a benchmark peer group selected by the Compensation Committee. The peer group selected by the Compensation Committee was composed of other similarly sized publicly-held companies in the software, computer peripheral and device, and data storage industries. While the peer group includes companies located both in Minnesota and in other states, the Compensation Committee focused in some instances on the peer companies located in the Minneapolis area, which is where we primarily compete for executive talent. Our peer group for 2011 consisted of the following companies:

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Compellent Technologies, Inc.	Guidance Software, Inc.	Vital Images, Inc.
Datalink Corp.	Image Sensing Systems, Inc.	Wave Systems Corp.
Digi International Inc.	Isilon Systems, Inc.	Xata Corporation
Dot Hill Systems Corp.	SPS Commerce, Inc.
Falconstor Software, Inc.	Stratasys, Inc.

As in the past, the Compensation Committee considered the competitiveness of elements of executive compensation and the need for adjustments for competitiveness when determining 2011 compensation for the named executive officers. In reviewing competitiveness of named executive officer compensation, the Compensation Committee focused on the 50th percentile of the peer group for base salary and the 50th and 75th percentile of the peer group for total cash compensation at the target and higher levels of achievement under our cash incentive program. In reviewing competitiveness of the long-term equity incentives to the named executive officers, the Compensation Committee focused on the 50th and 75th percentile of the peer group for average and above-average performance and achievement during the year.

In determining value of compensation comprised of long-term equity incentive compensation, the Compensation Committee also considers the following factors in addition to the information set forth above: (i) previously made grants to the named executive officer; (ii) progress toward meeting our stock ownership guidelines; (iii) the type of equity award and the standard terms of that type of award; (iv) our historical grant practices; (v) the potential cash compensation to the named executive officer and (vi) the position of the named executive officer to ensure that those in positions of increased responsibility have an opportunity to receive a correspondingly larger portion of the overall value of long-term equity compensation for the year.

Compensation Policies

•	Executive Compensation Clawback Policy. We have added an expanded recoupment or “clawback” provision to the 2007 Plan that was approved by our shareholders at the 2011 Annual Meeting. Additionally, we added clawback provisions to our cash incentive compensation program beginning with the program we adopted in 2011. These clawback provisions require an executive officer to forfeit and allow us to recoup any payments or benefits received by the executive officer under these compensation plans under certain circumstances, such as certain restatements of our financial statements, certain terminations of employment, and breach of an agreement between us and the executive officer.
•	Equity Granting Policy. The policy of the Compensation Committee has been to make awards of equity-based compensation to Rimage employees at a regularly scheduled meeting of the Compensation Committee held in conjunction with a meeting of the Board of Directors on the day of the Annual Meeting of Shareholders, typically scheduled in May of each year. The Compensation Committee makes awards of equity-based compensation to Rimage’s executive officers and other non-executive employees at the time of the Annual Meeting of Shareholders in respect of performance in the prior year. In 2011, the Compensation Committee adopted an exception to this portion of the equity granting policy in order to in order to more closely align management’s incentives with our future growth and to aid in retention. Accordingly, the Compensation Committee approved awards in October 2011 that were granted effective November 1, 2011 and no equity awards will be made to executives at the time of the 2012 Annual Meeting in respect of 2011 performance or at the time of the 2013 Annual Meeting in respect of 2012 performance. In addition to annual awards, awards of equity-based compensation to newly hired employees or employees being recognized for their achievement may be made by the Compensation Committee or by the Chief Executive Officer under authority delegated by the Compensation Committee. For awards by the Compensation Committee to newly-hired employees or employees being recognized for their achievement, the grant date will be the later of (i) the first day of employment with Rimage or the date the employee is recognized for achievement, as the case may be, or (ii) the date the Compensation Committee takes action to approve the award. However, if this date is not within an open window period, the grant date will be the first day of the open window period following the latest of (i) and (ii). In 2011, the Compensation Committee allowed an exception to this portion of the equity granting policy, but only as to the awards to the Qumu employees who continued with Qumu following the acquisition. Because these awards to Qumu employees were not typical of Rimage’s other new hire awards and in order to ensure a fair incentive for the Qumu employees that corresponded to the pricing of the acquisition, the awards to Qumu employees were made at the time of the closing of the transaction.
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All stock options granted in 2011 have an exercise price of the fair market value of our common stock on the date of grant. The date of grant is determined under the 2007 Plan by reference to the closing market price of our common stock on the date the Compensation Committee meets (or takes action in writing in lieu of meeting) and determines the award recipient, the number of shares underlying stock option awards and the other material terms of the stock option grant, or such future date specified as the grant date by the Compensation Committee when all material terms of the stock option grant are determined.

The Compensation Committee’s policy is to grant all equity awards under shareholder approved equity compensation plans, such as the 2007 Plan, except in limited and special circumstances.

Our policy is to grant equity awards at a time that Rimage’s directors and executive officers are not in possession of material, non-public information and during the periods of time that trading would be permitted under our trading policy, which is referred to above as an “open window period.”

•	Delegation of Authority under 2007 Plan. The Compensation Committee has delegated authority to the Chief Executive Officer to grant equity awards under the 2007 Plan to employees who are not executive officers of Rimage. The Chief Executive Officer’s delegation authority is limited to grants to any individual of no more than the lesser of (i) 1.5 times the recommended annual grant corresponding to that individual’s position with Rimage and (ii) 10,000 equity awards, and the delegation authority may not exceed, in the aggregate, the total amount established on an annual basis by the Compensation Committee. Equity awards mean stock options and restricted shares and unless otherwise determined by the Compensation Committee, grants of restricted shares shall reduce the limits set forth above on the basis of 2.5 equity awards for each restricted share granted. Further, the Chief Executive Officer must memorialize the terms of the award in a written form contemporaneously with his approval of the award and must advise the Compensation Committee of such awards at a Compensation Committee meeting following such award. The terms of option and restricted stock awards by the Chief Executive Officer must be those contained in our standard form of non-qualified stock option agreement or standard form of restricted stock agreement, with the lapse of restrictions on the restricted stock over a period of 1 to 4 years as determined by the Chief Executive Officer consistent with the terms of the 2007 Plan.

For awards by the Chief Executive Officer to newly-hired non-executive employees or non-executive employees being recognized for their achievement, the grant date will be the second Tuesday of the month following the employee’s start date or the date the employees is recognized for achievement, or if the Nasdaq Stock Market was closed on such second Tuesday, the next succeeding day on which the Nasdaq Stock Market is open for regular trading.

•	Stock Ownership Guidelines. In May 2006, we established stock ownership guidelines for our executive officers and directors. These guidelines are reviewed annually. As revised in February 2011, the ownership guidelines for executive officers is based upon the following multiples of base pay, with the multiple depending upon management level: Chief Executive Officer, five times; President, Chief Operating Officer, Chief Technical Officer and Chief Financial Officer, three times; and all other executive officers, two times. In the event an individual holds positions in more than one management level, the multiple applicable to the highest management level shall apply to that individual. The ownership guideline for directors is three times the annual retainer (exclusive of meeting fees or other retainers) paid to directors by us. Ownership levels will be determined by including stock acquired through open market transactions, employee stock purchase plan purchases, shares granted under time vested restricted stock or restricted stock unit grants, shares earned under performance stock awards, as well as the in-the-money value of vested stock options. We recommend that executive officers and directors meet the applicable guidelines within five years of the date he or she first becomes subject to the guidelines and meet the applicable guidelines associated with an increase in his or her management level within five years of such change.
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Although executive officers and directors are not required to meet the applicable guidelines until five years from the date he or she first becomes subject to the guidelines (at the earliest May 2011), on February 23, 2011, the Compensation Committee reviewed the progress of the named executive officers and directors toward the ownership guidelines as of that date and determined that all of the named executive officers and directors, except one director, either met the ownership guidelines or were on track for meeting the ownership guidelines within the established timeframes.

•	Post-Termination Compensation. Our practice has been to enter into a form of agreement relating to severance and change in control benefits with each person appointed by the Board as an executive officer. As of December 31, 2011, we were a party to such an agreement with Messrs. Black, Stewart, Mittal, Wells and Hood.

The Compensation Committee believes that severance and change in control arrangements for the named executive officers aid in the recruitment and retention of executive officers and provide incentives for executive officers to grow our business and maintain focus on returning value to shareholders. The Compensation Committee believes that providing protection to executive officers whose employment is terminated in connection with a change in control strikes an appropriate balance among the interests of our executive officers and the interests of others in a change in control transaction. In particular, the Compensation Committee believes that these arrangements are appropriate in part because the benefits under the agreement are only payable upon termination without cause prior to a change in control or both the occurrence of a change in control and the termination of employment without cause or for good reason, and that the severance and change in control benefits are conditioned upon compliance with non-disclosure and non-competition agreements. See “Executive Compensation – Employment Arrangements with Named Executive Officers and Post-Employment Compensation” in this proxy statement for a discussion of the terms of the agreement with the named executive officers and the value of benefits payable under that agreement.

•	Engagement of Compensation Consultant. Under its charter, the Compensation Committee has the sole authority to retain or replace the compensation consultant and the compensation consultant reports to the Compensation Committee. The Compensation Committee engaged a compensation consultant with respect to 2011 compensation. At the time of such engagement, the Compensation Committee reviewed information relating to the independence of the compensation consultant and the relationships among the consultant, management and Rimage, and determined such consultant was independent.

Consideration of Risk in Compensation

The Compensation Committee believes that promoting the creation of long-term value discourages behavior that leads to excessive risk. The Compensation Committee believes that the following features of our compensation programs provide incentives for the creation of long-term shareholder value and encourage high achievement by our executive officers without encouraging inappropriate or unnecessary risks:

•	Our long-term incentives in the form of stock options or restricted stock are at the discretion of the Compensation Committee and are granted pursuant to a disciplined process.
•	Stock options become exercisable over a four year period and remain exercisable for up to ten years (seven years for options issued beginning in 2008) from the date of grant, and restricted shares vest over periods up to four years, encouraging executives to look to long-term appreciation in equity values.
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•	We balance short- and long-term decision-making with the annual cash incentive program and stock options and restricted stock awards that vest over four years.
•	Beginning with 2011 awards, the Compensation Committee granted a greater proportion of the value of long-term equity incentives in the form of restricted stock. These awards more directly tie the interests of our named executive officers to the interests of our shareholders, but also discourage inappropriate or unnecessary risk-taking that adversely affects the price of our stock.
•	Because of our stock ownership guidelines, our named executive officers could lose significant value if our stock price were exposed to inappropriate or unnecessary risks.
•	The financial goals used in the cash incentive program are measures the Committee believes drive long-term shareholder value. These measures are sales and operating income as a percentage of revenue. Moreover, the Committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall bonus cannot exceed two times the target amount, no matter how much financial performance exceeds the ranges established at the beginning of the year.
•	The strategic business goal used in the 2011 cash incentive program is designed to incent development of new revenue sources, either through organic growth or acquisition. The Compensation Committee selected the strategic business goal to drive growth in our business as part of the process initiated in 2010 to transform Rimage into a higher performing company. The Committee set specific revenue amounts required to meet the strategic business goal, which provided clear, measurable expectations. Further, any strategic acquisition was subject to review by our Board to ensure it was aligned with the parameters and goals determined by the Board and subject to approval by our Board. Accordingly, our process relating to a strategic acquisition was designed to ensure alignment with our long-term strategy for growth.
•	If our financial statements are required to be restated resulting from errors, omissions or fraud, the Compensation Committee may allow Rimage to recover all or a portion of any stock incentive or cash incentive with respect to the fiscal year that is negatively affected by the restatement. In addition to or in lieu of this right to recovery, Rimage may effect any such recovery by seeking repayment from the participant; by reducing the amount that would otherwise be payable to the participant under any of our compensatory plans, programs or arrangements; by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made; or by any combination of the foregoing.

Report of the Compensation Committee

The following report of the Compensation Committee shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that we specifically incorporate it by reference in such filing.

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled Compensation Discussion and Analysis (the “CD&A”) for the year ended December 31, 2011 with management. In reliance on the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the CD&A be included in the proxy statement for the 2012 Annual Meeting of Shareholders for filing with the Securities and Exchange Commission.

By the Compensation Committee of the Board of Directors:

Steven M. Quist (Chair)
Lawrence M. Benveniste
Philip D. Hotchkiss
Robert F. Olson

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Summary Compensation Table

The following table shows, for our Chief Executive Officer, our Chief Financial Officer and our three other executive officers serving at the end of 2011 (together referred to as our “named executive officers”), information concerning compensation earned for services in all capacities during the years ended December 31, 2011, 2010 and 2009.

Name and Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Sherman L. Black Chief Executive Officer	2011	$375,418	$570,108	$166,257	$369,309	$5,980	$1,487,072
	2010	374,231	—	388,706	296,550	6,284	1,065,771
	2009	241,770	141,000	1,199,658	178,425	29,577	1,790,430

James R. Stewart Chief Financial Officer	2011	$230,363	$207,312	$60,457	$152,155	$7,359	$657,646
	2010	95,192	83,850	469,103	71,100	27,528	746,773

Samir Mittal Senior Vice President and Chief Technology Officer	2011	$226,682	$207,312	$60,457	$149,755	$7,247	$651,453
	2010	218,225	—	116,195	145,936	7,021	487,377
	2009	62,019	79,250	351,585	44,308	1,240	538,402

Christopher A. Wells Senior Vice President and General Manager, Disc Publishing	2011	$215,019	$207,312	$60,457	$142,012	$6,609	$631,409
	2010	210,000	—	116,195	138,390	6,691	471,276

Raymond R. Hood (4) Senior Vice President and General Manager, Qumu	2011	$63,606	—	$417,837	—	$88	$481,531

(1)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 3 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.
(2)	Represents bonuses paid to the named executive officers under our Incentive Plan for the year noted, which are reported for the year in which the related services were performed.
(3)	For Mr. Black, includes for 2009 a $25,000 signing bonus. For Mr. Stewart, includes for 2010 a $25,000 signing bonus. Also represents the following amounts:
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Name	Year	Matching Contributions to 401(k) Plan	Insurance Premiums
Sherman L. Black	2011	$5,520	$460
	2010	$5,824	$460
	2009	$4,230	$347

James R. Stewart	2011	$6,911	$448
	2010	$2,337	$192

Samir Mittal	2011	$6,800	$447
	2010	$6,561	$460
	2009	$1,240	—

Christopher A. Wells	2011	$6,200	$409
	2010	$6,231	$460

Raymond R. Hood	2011	—	$88

(4)	Mr. Hood was appointed as our Senior Vice President and General Manager, Qumu on October 10, 2011. Accordingly, compensation reflects a partial year.

Grants of Plan-Based Awards in 2011

The following table sets forth certain information concerning plan-based awards granted to the named executive officers during the fiscal year ending December 31, 2011.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		All Other Stock Awards Number of Shares of Stock (#)	All Other Option Awards Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards (#)(2)
		Target ($)	Maximum ($)
Sherman L. Black	—	$281,250	$562,500	—	—	—	—
	05/11/2011	—	—	15,400	16,500	$14.68	$305,310
	11/01/2011			30,800	33,000	$11.17	$431,055

James R. Stewart	—	$115,875	$231,750	—	—	—	—
	05/11/2011	—	—	5,600	6,000	$14.68	$111,022
	11/01/2011	—	—	11,200	12,000	$11.17	$156,747

Samir Mittal	—	$114,047	$228,094	—	—	—	—
	05/11/2011	—	—	5,600	6,000	$14.68	$111,022
	11/01/2011			11,200	12,000	$11.17	$156,747

Christopher A. Wells	—	$108,150	$216,300	—	—	—	—
	05/11/2011	—	—	5,600	6,000	$14.68	$111,022
	11/01/2011	—	—	11,200	12,000	$11.17	$156,747

Raymond R. Hood	—	—	—	—	—	—	—
	10/10/2011	—	—	—	150,000	$11.50	$417,837

(1)	Represents bonuses that may have been earned by the named executive officers under our 2011 Incentive Plan. Under the matrices associated with the 2011 Incentive Plan, achievement of the performance goals at less than target level will result in a decreasing bonus until the achievement fails to meet the minimum performance goals, at which point the executive officer is entitled to no bonus such that there is no “threshold” level of achievement. See the column entitled “Non-Equity Incentive Plan” of the Summary Compensation Table for the amounts actually paid under the 2011 Incentive Plan. For explanation of the 2011 Incentive Plan, refer to the description on pages 20 through 22 of this proxy statement under the headings of Compensation Discussion and Analysis entitled “2011 Compensation Elements and Determinations.” Mr. Hood was not eligible to participate in the 2011 Incentive Plan.
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(2)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 3 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information concerning option awards outstanding to the named executive officers at December 31, 2011.

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date (1)
Sherman L. Black	100,000	100,000	$14.10	04/01/2016
	12,500	37,500	$17.34	01/01/2017
	—	16,500	$14.68	05/11/2018
	—	33,000	$11.17	11/01/2018

James R. Stewart	16,250	48,750	$16.77	08/02/2017
	—	6,000	$14.68	05/11/2018
	—	12,000	$11.17	11/01/2018

Samir Mittal	25,000	25,000	$15.85	09/14/2016
	3,750	11,250	$17.57	05/12/2017
	—	6,000	$14.68	05/11/2018
	—	12,000	$11.17	11/01/2018

Christopher A. Wells	20,000	20,000	$16.15	12/01/2016
	3,750	11,250	$17.57	05/12/2017
	—	6,000	$14.68	05/11/2018
	—	12,000	$11.17	11/01/2018

Raymond R. Hood	—	150,000	$11.50	10/10/2018

(1)	Options vest and become exercisable in equal installments on the first four anniversaries of the date of grant and the expiration date of each option is the seven-year anniversary of the date of grant of such option.

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The following table sets forth certain information concerning stock awards outstanding to the named executive officers at December 31, 2011.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Sherman L. Black	46,200	$ 519,750
James R. Stewart	16,800	$ 189,000
Samir Mittal	16,800	$ 189,000
Christopher A. Wells	16,800	$ 189,000
Raymond R. Hood	—	—

(1)	Value based on a share price of $11.25, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 30, 2011.

2011 Options Exercised and Stock Vested

The following table sets forth certain information concerning options exercised and stock awards vested during 2011 for the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Sherman L. Black	—	—	—	—
James R. Stewart	—	—	5,000	$72,300
Samir Mittal	—	—	—	—
Christopher A. Wells	—	—	—	—
Raymond R. Hood	—	—	—	—

(1)	For option awards, represents the difference between the exercise price and the fair market value of our common stock on the respective dates of exercise and for stock awards, represents the number of shares vested multiplied by the fair market value of our stock on the vesting date.

Employment Arrangements with Named Executive Officers and Post-Employment Compensation

Our practice has been to enter into a standard form of letter agreement relating to severance and change in control benefits (the “letter agreement”) with each person appointed by the Board as an executive officer. Of the named executive officers, Messrs. Black, Stewart, Mittal, and Wells were parties to the letter agreement as of December 31, 2011. When he was hired in October 2011, we entered into an employment agreement with Mr. Hood that contained the same relevant provisions relating to severance and change in control benefits as the letter agreement. For convenience, the agreement with Mr. Hood is also referred to as a letter agreement.

The terms “cause,” “good reason,” and “change in control,” used in the letter agreement are defined as follows:

Term	Definition
Cause
  The failure by the executive officer to use his or her best efforts to perform the material duties and responsibilities of his or her position or to comply with any material policy or directive Rimage has in effect from time to time, provided the executive officer shall have received notice of such failure and have failed to cure the same within thirty days of such notice.

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  Any act on the part of the executive officer which is harmful to the reputation, financial condition, business or business relationships of Rimage, including, but not limited to, conduct which is inconsistent with federal or state law respecting harassment of, or discrimination against, any Rimage employee or harmful to the reputation or business relationships of the executive officer.
  A material breach of the executive officer’s fiduciary responsibilities to Rimage, such as embezzlement or misappropriation of Rimage funds, business opportunities or properties, or to any of our customers, vendors, agents or employees.
  Conviction of, or guilty plea or nolo contendere plea by the executive officer to a felony or any crime involving moral turpitude, fraud or misrepresentation.
  A material breach of the executive officer’s Nondisclosure and Noncompetition Agreement with Rimage.

Good Reason

Good Reason for the twelve month period following a Change in Control shall mean, without your express written consent, any of the following:

(i)     a material diminution of your authority, duties or responsibilities with respect to your position immediately prior to the Change in Control, or

(ii)    a material reduction in your base compensation as in effect immediately prior to the Change in Control;

(iii)   a material reduction in the authority of the person to whom you report (or a change in your reporting directly to the Board of Directors, if applicable);

(iv)   a material change in the geographic location at which you must perform services for Rimage; and

(v)    any other action or inaction that constitutes a material violation of this Agreement by Rimage;

provided that no such termination for Good Reason shall be effective unless: (A) you provide written notice to the Chair of the Board of Directors of the existence of a condition specified in paragraphs (i) through (v) above within 90 days of the initial existence of the condition; (B) Rimage does not remedy such condition within 30 days of the date of such notice; and (C) you terminate your employment within 90 days following the last day of the remedial period described above.

Change in Control

Change in Control of Rimage shall mean a change in control which would be required to be reported in response to Item 5.01 of Form 8-K promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not Rimage is then subject to such reporting requirement, including without limitation, if:

  any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of Rimage representing 20% or more of the combined voting power of Rimage’s then outstanding securities (other than an entity owned 50% or greater by Rimage or an employee pension plan for the benefit of the employees of Rimage);
  there ceases to be a majority of the Board of Directors comprised of (A) individuals who, on the date of this letter agreement, constituted the Board of Directors of Rimage; and (B) any new director who subsequently was elected or nominated for election by a majority of the directors who held such office prior to a Change in Control; or
  Rimage disposes of at least 75% of its assets, other than (X) to an entity owned 50% or greater by Rimage or any of its subsidiaries, or to an entity in which at least 50% of the voting equity securities are owned by the shareholders of Rimage immediately prior to the disposition in substantially the same percentage or (Y) as a result of a bankruptcy proceeding, dissolution or liquidation of Rimage.

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The letter agreement provides that if the executive officer’s employment is terminated without cause (other than during the twelve month period following a change in control), the executive will be entitled to payments of the executive officer’s regular base salary for a period of twelve months or until the executive secures other employment, whichever comes first. The executive officer will also be paid an amount equal to the average of the prior three calendar years’ annual bonus amount received by the executive. The bonus payment will be paid in twelve equal installments consistent with our regular payroll practices, but will cease at such earlier time as the executive officer secures other employment. We also will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

If the employment of Messrs. Black, Stewart, Mittal, Wells or Hood was terminated without cause as of December 31, 2011, we estimate that the value of the benefits under the respective letter agreements would have been as follows based upon his salary for 2011 and an amount equal to the average of the annual bonus for the prior three completed calendar years prior to December 31, 2011 (2010, 2009 and 2008):

	Termination Without Cause
Executive Officer	Base Salary Payments	Bonus Payments	Insurance Premiums
Sherman L. Black	$375,000	$237,718	$12,714
James R. Stewart	$231,750	$71,100	$12,603
Samir Mittal	$228,094	$95,352	$769
Christopher A. Wells	$216,300	$74,227	$7,839
Raymond R. Hood	$300,000	—	$12,652

The letter agreement also provides that if a change in control occurs and within twelve months of the change in control the executive’s employment is terminated by us without cause or by the executive for good reason, we must pay the executive a cash severance payment. The severance payment is payable within sixty days of the date of termination and will be equal to 100% of the sum of the executive’s annual base salary and his target bonus in effect on such date (without giving effect to any reduction that results in the executive’s termination for good reason). The target bonus is the cash amount under all our annual incentive compensation plans in which the executive participates, waiving any condition for payment to the executive and assuming that the performance goals for the period were achieved at the 100% level. We will pay a portion of the premiums for continued health, dental and group life insurance until the earlier of: (A) twelve months from the date COBRA coverage begins; or (B) the date COBRA coverage otherwise terminates.

Additionally, all stock options held by the executive will immediately vest upon a change in control and if the agreements effectuating the change in control do not provide for the assumption or substitution of restricted stock awards, the restrictions will lapse on the restricted stock to the extent these restrictions have not already lapsed under the terms of the restricted stock award agreement. The letter agreement provides that in the event the vesting of options, together with all other payments and the value of any benefit received or to be received by the executive officer under the letter agreement would result in all or a portion of such amount being subject to excise tax, the executive officer is only entitled to an amount that would result in no portion of the amount being subject to excise tax.

If, within twelve months of a change in control, the employment of Messrs. Black, Stewart, Mittal, Wells or Hood was terminated without cause or for good reason as of December 31, 2011, we estimate that the value of the benefits under the letter agreements would have been as follows based upon his salary for 2011, target bonus for 2011, and stock option and restricted stock holdings at December 31, 2011:

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	Termination Without Cause or For Good Reason Within 12 Months of a Change in Control
Executive Officer	Severance Payments	Insurance Premiums	Value of Accelerated Vesting of Stock Options (1)	Value of Accelerated Lapse of Restrictions on Restricted Stock (1)
Sherman L. Black	$656,250	$12,714	$2,640	$519,750
James R. Stewart	$347,625	$12,603	$960	$189,000
Samir Mittal	$342,141	$769	$960	$189,000
Christopher A. Wells	$324,450	$7,839	$960	$189,000
Raymond R. Hood	$450,000	$12,652	—	—

(1)	Value based on a share price of $11.25, which was the closing sales price for a share of our common stock on the Nasdaq Global Market on December 30, 2011. Value of accelerated stock options is determined using the difference between that closing share price and the applicable option exercise price multiplied by the number of option shares whose exercisability is accelerated. Value of accelerated lapse of restricted stock is determined by multiplying the closing share price by the number of restricted stock whose lapse of restrictions is accelerated.

These salary continuation and change in control benefits are conditioned upon the executive’s execution of a general release and compliance with a nondisclosure and non-competition agreement. Further, in the event that the vesting of options upon a change in control, together with all other benefits provided by the letter agreement, would result in all or a portion of such amount being subject to excise tax then the executive will be entitled to the amount that would result in no portion of the amount being subject to excise tax. In calculating the amounts described above, we assumed that no amount payable to the executive officer under the letter agreement is subject to excise tax. Additionally, if the amounts payable under the letter agreement would be subject to the requirements of Section 409A of the Internal Revenue Code, we may amend the letter agreement as we may determine, including to delay the start of any payment to any key employee (as defined in Section 409A of the Internal Revenue Code) for no more than six months, amend the definition of change in control and amend the definition of disability. In the event any such payment is so delayed, the amount of the first payment to the executive officer will be increased for interest earned on the delayed payment based upon interest for the period of delay, compounded annually, equal to the prime rate (as published in the Wall Street Journal) in effect as of the date the payment should otherwise have been provided. In calculating the amounts described above, we assumed that no amount payable to the executive officers under the letter agreement is subject to the requirements of Section 409A of the Internal Revenue Code.

If the executive resigns (other than for good reason during the twelve month period following a change in control), if we terminate the executive’s employment for cause, or if the executive’s employment terminates as a result of death or disability, the executive is entitled to receive the executive’s base salary accrued but unpaid as of the date of termination, but is not entitled to receive any salary continuation benefit thereafter.

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PROPOSAL 2:
ADVISORY VOTE ON EXECUTIVE COMPENSATION

We asked shareholders at last year’s 2011 Annual Meeting to cast an advisory vote on named executive officer compensation (commonly referred to as “say-on-pay”) and to cast an advisory vote on the future frequency of the say-on-pay vote. As we previously disclosed shortly after the 2011 Annual Meeting, a significant majority of votes were cast in favor of holding an annual say-on-pay vote. In response to this advisory vote by our shareholders, our Board of Directors determined that future say-on-pay executive compensation will be held annually until the next time shareholders are required to cast an advisory vote on the frequency of the say-on-pay. Accordingly, we are asking our shareholders to cast an advisory vote on named executive officer compensation at this 2012 Annual Meeting.

As described in detail in the section entitled “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation program has been designed to implement core compensation principles, including pay for performance and alignment of our management’s interests with those of our shareholders. Under these programs, our named executive officers were rewarded in 2011 in large part for the achievement of specific financial performance and business goals that we believe support our continuing process of transforming Rimage into a higher performing business.

Shareholders are encouraged to read the Executive Compensation section of this proxy statement for a more detailed discussion of our executive compensation programs, including information about 2011 compensation of our named executive officers.

We are asking our shareholders to indicate their support for our named executive officer compensation as described in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we ask our shareholder to vote “FOR” the following resolution at the Annual Meeting:

RESOLVED, that the shareholders of Rimage Corporation approve, on an advisory basis, the compensation of the named executive officers as disclosed in Rimage’s proxy statement for the 2012 Annual Meeting of Shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis section, the compensation tables and any related material disclosed in this proxy statement.

Approval of this Proposal 2 requires the affirmative vote of the holders of the majority of the shares present, in person or by proxy, and entitled to vote on this Proposal 2. While this vote is advisory, and not binding on the Compensation Committee or the Board of Directors, it will provide valuable information to us that the Compensation Committee will be able to consider when determining executive compensation philosophy, policies and practices for the remainder of 2012 and beyond.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 2: Advisory Vote on Executive Compensation

_______________________

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DIRECTOR COMPENSATION

On February 23, 2011, the Compensation Committee recommended, and the Board of Directors approved, changes to a role-based structure for Board compensation. Under the new structure, non-employee directors received the following amounts, in lieu of any meeting fees, for Board and committee service during 2011:

•	an annual retainer for non-employee directors of $38,000;
•	an additional retainer of $16,000 for our non-executive Chairman of the Board;
•	an annual retainer of $6,000, $4,000 and $3,000, respectively, for members of the Audit, Compensation and Governance Committees; and
•	an additional annual retainer of $8,000, $6,000 and $3,000, respectively, for the chair of the Audit, Compensation and Governance Committees.

For directors who are not employees, the 2007 Plan provides for a grant of a discretionary number of shares of restricted stock, restricted stock units, or non-qualified stock options or a combination of any on each director’s election and re-election at the annual shareholder meeting, not to exceed 25,000 shares. Under this provision of the 2007 Plan, each non-employee director re-elected at the 2011 Annual Meeting, Messrs. Benveniste, Hotchkiss, Madison, Quist and Reissner, received 3,500 restricted stock units. Each restricted stock unit represents a contingent right to receive one share of our common stock. The restricted stock units vest in full on the first business day prior to the Annual Meeting of Shareholders next following the date of grant provided the director continues to provide services to Rimage on that date, subject to certain exceptions. Directors may elect to defer receipt of the shares to the earlier of January 1 of the 3rd to 10th year following the date of grant or the first January 1 following the date of separation of service from Rimage. Any restricted stock units the director does not elect to defer will be paid within 90 days following the date the restricted stock units first vest.

On February 20, 2012, the Compensation Committee recommended and on February 21, 2012, the Board determined that each non-employee director elected or re-elected at the Annual Meeting would receive 3,500 restricted stock units under this provision of the Amended 2007 Plan. These restricted stock units will be subject to the same vesting terms and deferral option as the restricted stock units granted in 2011.

The following table shows the cash and other compensation paid by us to each of our Board members for 2011. Sherman L. Black, who served as a director and an executive officer in 2011, received no compensation for Board or committee service during 2011. Robert F. Olson was elected as a director effective January 7, 2012, and Kimberly K. Nelson was elected as a director effective March 26, 2012. Accordingly, neither director received any compensation as a Rimage board member in 2011.

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	Total ($)
Lawrence M. Benveniste	$56,000	$51,380	$107,380
Philip D. Hotchkiss	$48,000	$51,380	$99,380
Thomas F. Madison	$50,000	$51,380	$101,380
Steven M. Quist	$53,000	$51,380	$104,380
James L. Reissner	$63,000	$51,380	$114,380

(1)	Represents cash retainer and meeting fees for 2011 as described above.
(2)	Valuation of awards based on the grant date fair value of those awards computed in accordance with FASB ASC Topic 718 utilizing assumptions discussed in Note 3 to our consolidated financial statements for the fiscal year ended December 31, 2011 included in our Annual Report on Form 10-K for the year ended December 31, 2011.

The aggregate number of stock options outstanding at December 31, 2011 held by directors was: Mr. Benveniste, 62,000 shares; Mr. Black, 299,500 shares; Mr. Hotchkiss, 26,449 shares; Mr. Madison, 57,000 shares; Mr. Quist, 62,000 shares; and Mr. Reissner, 62,000 shares. Each of these directors, with the exception of Mr. Black, also held 3,500 unvested restricted stock units as of December 31, 2011. Such restricted stock units vest and the restrictions lapse on May 16, 2012, the first business day prior to this Annual Meeting, subject to deferral elections described above.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Since the beginning of 2011, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest.

The charter of our Audit Committee provides that the Audit Committee is responsible for reviewing and approving the terms and conditions of all transactions we enter into in which an officer, director or 5% or greater shareholder or any affiliate of these persons has a direct or indirect material interest. Our Code of Ethics and Business Conduct, which is applicable to all of our employees and directors, also prohibits our employees, including our executive officers, and our directors from engaging in conflict of interest transactions. Requests for waivers by our executive officers and directors from the provisions of, or requests for consents by our executive officers and directors under, our Code of Ethics and Business Conduct must be made to the Audit Committee.

We have adopted a related person transaction approval policy, which sets forth our policies and procedures for the review, approval or ratification of any transaction required to be reported in our filings with the Securities and Exchange Commission. Our policy applies to any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships in which our company is a participant and in which a related person has a direct or indirect interest.  Through the policy, the Audit Committee has also identified and pre-approved certain transactions with related persons, including:

•	employment of executive officers, director compensation to be reported in our proxy statement;
•	payment of ordinary expenses and business reimbursements;
•	transactions with related companies in which the dollar amount does not exceed $120,000 if the related party’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that other company’s shares;
•	charitable contributions in which the dollar amount does not exceed $10,000 or 2% of the charitable organization’s receipts where a related party’s only relationship to the charity is as an employee (other than an executive officer) or a director;
•	payments made under our articles of incorporation, bylaws, insurance policies or other agreements relating to indemnification;
•	transactions in which our shareholders receive proportional benefits; and
•	transactions that involve competitive bid, banking transactions and transactions where the terms of which are regulated by law or governmental authority.

The Audit Committee must approve any related person transaction subject to this policy before commencement of the related party transaction.  If pre-approval is not feasible, the Audit Committee may ratify, amend or terminate the related person transaction.  The Audit Committee will analyze the following factors, in addition to any other factors the Committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to us;
•	whether the terms of the related party transaction are no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances;
•	whether the related party transaction is material to us;
•	the role the related party has played in arranging the transaction;
•	the structure of the related party transaction;
•	the interests of all related parties in the transaction;
•	the extent of the related party’s interest in the transaction; and
•	whether the transaction would require a waiver of our Code of Ethics and Business Conduct.

The Audit Committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related person transaction may be conditioned upon our company and the related person taking such precautionary actions, as the Audit Committees deems appropriate.

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SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our directors and officers, and any beneficial owner of more than 10% of a class of our equity securities, are required to report their ownership of our equity securities and any changes in such ownership to the Securities and Exchange Commission. Specific due dates for these reports have been established by the Securities and Exchange Commission, and we are required to disclose in this proxy statement any delinquent filing of such reports and any failure to file such reports during the fiscal year ending December 31, 2011.

Based upon information provided by our officers and directors, we believe that all officers, directors and 10% shareholders filed all reports on a timely basis in fiscal year 2011, except that each director was late with Form 4 filings relating to the restricted stock units granted in connection with the 2011 Annual Meeting of Shareholders.

PROPOSAL 3:
Ratification OF INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as our independent registered public accounting firm to audit our consolidated financial statements for the fiscal year ending December 31, 2012 and to perform other appropriate audit-related and tax services. While the Audit Committee retains the sole authority to retain, compensate, oversee and terminate the independent registered public accounting firm, the Audit Committee is submitting the reappointment of KPMG LLP as our independent registered public accounting firm for ratification. In the event the shareholders do not ratify the reappointment of KPMG LLP, the Audit Committee will reconsider the selection.

The affirmative vote of the holders of a majority of the shares of common stock represented at the Annual Meeting and entitled to vote is required to approve the ratification of the appointment of the independent public accounting firm, provided that the total number of shares that vote on the proposal represent a majority of our shares outstanding on the record date. Proxies will be voted in favor of this proposal unless otherwise indicated.

The Board of Directors Recommends
Shareholders Vote FOR
Proposal 3: Ratification of the Appointment of KPMG LLP
_______________________

RELATIONSHIP WITH INDEPENDENT registered PUBLIC ACCOUNTING FIRM

The Audit Committee has selected KPMG LLP as its independent registered public accounting firm for Rimage’s fiscal year ending December 31, 2012 and has asked the shareholders to ratify such appointment. Representatives of KPMG LLP, which has served as our independent auditors since 1989, are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from shareholders.

Accountant Fees and Services

The following is an explanation of the fees billed to us by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2011 and December 31, 2010, which totaled approximately $855,452 and $634,548, respectively.

Audit Fees. The aggregate fees billed or estimated to be billed to us for professional services related to the audit of our annual financial statements, review of financial statements included in our Forms 10-Q, work relating to our internal controls over financial reporting and the attestations required by Section 404 of the Sarbanes-Oxley Act of 2002, or other services normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements for the fiscal years ended December 31, 2011 and December 31, 2010 totaled approximately $578,314 and $502,000, respectively.

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Audit-Related Fees. There were no fees billed to us for professional services for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our financial statements and are not reported above under “Audit Fees.”

Tax Fees. The aggregate fees billed to us by KPMG LLP for professional services related to tax compliance, tax advice, and tax planning, including preparation of federal and state tax returns for the fiscal years ended December 31, 2011 and December 31, 2010 totaled approximately $82,440 and $92,080, respectively.

All Other Fees. Other than those described above, fees billed to us by KPMG LLP for consulting and tax related services totaled $194,698 and $40,378 for the fiscal years ended December 31, 2011 and December 31, 2010, respectively. Fees billed in 2011 were for financial and tax related due diligence services associated with our acquisition of Qumu in October 2011 and indirect tax matters impacting our international operations. Fees billed in 2010 were for completion of a transfer price study initiated in 2009 and research and advisory services associated with customs and indirect tax matters impacting our international operations.

Audit Committee Pre-Approval Procedures

We have adopted pre-approval policies and procedures for the Audit Committee that require the Audit Committee to pre-approve all audit and all permitted non-audit engagements and services (including the fees and terms thereof) by the independent auditors, except that the Audit Committee may delegate the authority to pre-approve any engagement or service less than $25,000 to one of its members, but requires that the member report such pre-approval at the next full Audit Committee meeting. The Audit Committee may not delegate its pre-approval authority for any services rendered by our independent auditors relating to internal controls. These pre-approval policies and procedures prohibit delegation of the Audit Committee’s responsibilities to Company management. Under the policies and procedures, the Audit Committee may pre-approve specifically described categories of services which are expected to be conducted over the subsequent twelve months on its own volition, or upon application by management or the independent auditor.

All of the services described above for 2011 were pre-approved by the Audit Committee or a member of the Committee before KPMG LLP was engaged to render the services.

SHAREHOLDER PROPOSALS FOR 2013 ANNUAL MEETING

The proxy rules of the Securities and Exchange Commission permit our shareholders, after timely notice to us, to present proposals for shareholder action in our proxy statement where such proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by our action in accordance with the proxy rules. In order for a shareholder proposal to be considered for inclusion in the proxy statement for the 2013 Annual Meeting of Shareholders, the proposal must be received by the Secretary of Rimage Corporation in writing at our corporate offices, 7725 Washington Avenue South, Edina, Minnesota 55439, no later than December 10, 2012.

Pursuant to our bylaws, in order for any other proposal to be properly brought before the next annual meeting by a shareholder, including a nominee for director to be considered at such annual meeting, the shareholder must give written notice of such shareholder’s intent to bring a matter before the annual meeting, or nominate the director, no later than December 10, 2012. Each such notice must set forth certain information with respect to the shareholder who intends to bring such matter before the meeting and the business desired to be conducted, as set forth in greater detail in the section of this proxy statement entitled “Corporate Governance — Director Nominations” and in our bylaws. If we receive notice of a shareholder proposal after December 10, 2012, such proposal also will be considered untimely pursuant to Rules 14a-4 and 14a-5(e) and the persons named in proxies solicited by the Board of Directors for our 2012 Annual Meeting of Shareholders may exercise discretionary voting power with respect to such proposal.

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OTHER BUSINESS

At the date of this proxy statement, management knows of no other business that may properly come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, the persons named in the enclosed form of proxy will vote the proxies received in response to this solicitation in accordance with their best judgment on such matters.

By Order of the Board of Directors

Sherman L. Black
President and Chief Executive Officer

Edina, Minnesota
April 12, 2012

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Shareowner Services P.O. Box 64945 St. Paul, MN 55164-0945
COMPANY #

Vote by Internet, Telephone or Mail

24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named
proxies to vote your shares in the same manner as if
you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/rimg Use the Internet to vote your proxy until 12:00p.m. (CT) on May 16, 2012.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 16, 2012.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,
SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

Please detach here

The Board of Directors Recommends a Vote FOR All Nominees in Proposal 1 and FOR Proposals 2 and 3.

1.	Election of directors:	01 Sherman L. Black 02 Lawrence M. Benveniste 03 Thomas F. Madison 04 Kimberly K. Nelson	05 Robert F. Olson 06 Steven M. Quist 07 James L. Reissner	☐	Vote FOR all nominees (except as marked)	☐	Vote WITHHELD from all nominees

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Cast an advisory vote on executive compensation.	☐	For	☐	Against	☐	Abstain

3.	A proposal to ratify and approve the appointment of KPMG LLP as the independent registered public accounting firm for Rimage Corporation for the fiscal year ending December 31, 2012.	☐	For	☐	Against	☐	Abstain

THIS PROXY, IF PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR EACH NOMINEE NAMED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3. PLEASE SIGN, DATE AND RETURN THIS PROXY FORM USING THE ENCLOSED ENVELOPE.

I plan to attend the meeting.	☐	Address Change? Mark box, sign, and indicate changes below:	☐	Date	, 2012

Signature(s) in Box

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

RIMAGE CORPORATION

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 17, 2012
3:30 p.m. Minneapolis, Minnesota Time

4200 IDS Center
80 South Eighth Street
Minneapolis, Minnesota

Rimage Corporation 7725 Washington Avenue South Edina, Minnesota 55439	proxy

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Sherman L. Black and James R. Stewart, or any of them, with power of substitution to each, as proxies, and hereby authorizes them to represent the undersigned at the Annual Meeting of Shareholders of Rimage Corporation to be held at 4200 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota, on Thursday, May 17, 2012 at 3:30 p.m. Minneapolis, Minnesota Time, and at any adjournment(s) or postponement(s) thereof, and to vote, as designated below, all shares of Common Stock of Rimage Corporation held of record by the undersigned on April 2, 2012 and which the undersigned would be entitled to vote at such Annual Meeting, hereby revoking all former proxies.

See reverse for voting instructions.